Amendment No.1
                        FORM SB-2 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  NANNACO, INC.
                                  ------------
             (Exact Name of Registrant as Specified in its Charter)

              TEXAS                   1799                74-2891747
              -----                   ----                ----------
     (State of Incorporation)   (Primary Standard    (IRS Employer ID No.)
                               Classification Code)

                16410 Blanco Road, Suite 4, San Antonio TX 78232
                                 (210) 545 3570
              -----------------------------------------------------
             (Address and Telephone Number of Registrant's Principal
               Executive Offices and Principal Place of Business)

                               Andrew DeVries III
                         16410 Blanco Road, Suite 4,
                              San Antonio TX 78232
                                 (210) 545 3570
             -------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of each                         Proposed         Proposed
class of             Amount           Maximum          Maximum            Amount of
securities           to be            offering price   aggregate          registration
to be registered     registered       per share        offering price     fee
--------------------------------------------------------------------------------------
Common Stock of
Selling Securities
Holders              1,495,000         $1.00           $1,495,000          $400.66

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE EXHIBIT INDEX APPEARS ON PAGE II-6 OF THE SEQUENTIALLY NUMBERED PAGES OF THIS REGISTRATION STATEMENT. THIS REGISTRATION STATEMENT, INCLUDING EXHIBITS, CONTAINS 70 PAGES.

NANNACO INC.

CROSS REFERENCE SHEET FOR REGISTRATION STATEMENT ON FORM SB-2

ITEM  REGISTRATION STATEMENT HEADING            LOCATION IN PROSPECTUS

1.  Forepart of Registration Statement and     Outside Front Cover Page of
    Outside Front Cover Page of Prospectus      Prospectus
2.  Inside Front and Outside Back Cover
    Pages of Prospectus                        Inside Front and Outside Back
                                               Cover Pages of Prospectus
3.  Summary Information and Risk Factors       Prospectus Summary; Risk Factors
4.  Use of Proceeds                            Not Applicable
5.  Determination of Offering Price            Outside Front Cover of Prospectus
                                                 and Selling Securities Holders
                                                 Plan of Distribution
6.  Dilution                                    Market for Nannaco's Common
                                                 Stock and Related Stockholder
                                                 Matters
7.  Selling Security Holders                   Selling Securities Holders
8.  Plan of Distribution                       Selling Securities Holders Plan
                                                 of Distribution
9.  Legal Proceedings                          Not Applicable
10. Directors and Executive Officers           Management
11. Security Ownership of Certain
    Beneficial Owners and Management           Security Ownership of Management
                                                 and Principal Shareholders
12. Description of the Securities to be
    Registered                                 Prospectus Summary; Description
                                                 of Securities; Outside Front
                                                 Cover of Prospectus;
13. Interest of Named Experts and Counsel      Not Applicable
14. Statement as to Indemnification            Indemnification
15. Organization within 5 Years                Business of Nannaco
16. Description of Business                    Business of Nannaco
17. Management's Plan of Operation             Business of Nannaco
18. Description of Property                    Business of Nannaco
19. Certain Relationships and Related
    Transactions                               Transactions with Management
20. Market for Common Equity and
    Related Stockholder Matters                Market for Nannaco's Common
                                                 Stock and Related Stockholder
                                                 Matters
21. Executive Compensation                     Executive Compensation
22. Financial Statements                       Financial Statements
23. Changes in and Disagreements With
    Accountants                                Not Applicable

                                   Prospectus

                                  Nannaco Inc.

1,495,000 shares of common stock offered by the selling securities holders.

These selling securities holders are individually offering their shares.


The price of the shares and the number of shares sold will be determined by each selling securities holder.

There is no time limit for the selling securities holders to sell the shares.

There are no minimum purchase requirements or escrow arrangements.

The selling securities holders may sell their shares in privately negotiated transactions or in market transactions if a market develops.

No underwriters have been engaged to sell the shares for the selling securities holders.

Nannaco Inc., is not offering these shares for sale and will not receive any proceeds from the sale of the Shares.

The shares are not presently traded on any recognized exchange or market.

These are speculative securities involving a high degree of risk. These shares should be purchased only by persons who can afford to lose their entire investment. (see "Risk Factors, page 3.")

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

NANNACO LOGO

The date of this Prospectus is  ___________, 2001

                               Prospectus Summary


Securities Offered

This Prospectus describes the offering of 1,495,000 shares of Nannaco common stock by the named selling securities holders.

These shares may be sold by their holders from time to time at prevailing market prices.

There are no minimum purchase requirements.

There are no escrow provisions with respect to the offering by the selling securities holders.

No underwriters or brokers have been engaged to sell the shares for the selling securities holders.

We will not receive any of the proceeds from any sale of the selling securities holders shares.


The Business of Nannaco Inc.


Our business is the residential and commercial cleaning, decoration and preservation of various surfaces, including wood, concrete, aggregates and stone surfaces of decks, fences, arbors, driveways and buildings. We clean the surfaces using pressurized steam or chemical cleaners. We have obtained our state and federal licenses to operate as a hazardous waste handler to clean and remove contaminated salt water used to clean oil drilling and production equipment and expect to begin our hazardous waste site remediation services during the second quarter of 2001.

                                  Risk Factors
                                  ------------

Investment in the shares offered involves a high degree of risk. Prospective purchasers should consider carefully the following risks as well as the other information in this Prospectus.

We may not be able to obtain the additional funding we require.

Our plan of operation calls for additional capital to facilitate growth and support long-term development and marketing programs. It is likely that we will seek additional financing through subsequent future public or private sales of our securities, including equity securities. We may also seek funding for the development and marketing of our services through strategic partnerships and other arrangements with investment partners. There can be no assurance, however, that such collaborative arrangements or additional funds will be available when needed, or on terms acceptable to us, if at all. Any such additional financing may result in significant dilution to existing stockholders. If adequate funds are not available, we may be required to curtail one or more of our future programs.


We face high insurance risks and the possiblity of uninsured losses.

There are certain risks associated with companies engaged in businesses involving pressure cleaning, pre-coating and surface preparation, chemical coating and historical preservation. The use of pressure machinery and chemicals exposes us to potential liability if substances are inappropriately used. Additionally, we could be exposed to certain risks for environmental damage and manufacturer's and workers' liability costs. The combined insurance risks and the possibility of uninsured losses could cause us irreparable financial harm and force us to liquidate all or part of our assets. If that happens, investors could lose all or part of their investment.

We are dependent upon our key personnel.

Our future success will depend largely on the efforts and abilities of our management, specifically Andrew DeVries III, President. Our operations could be adversely affected if, for any reason, Andrew DeVries III ceases to be active in our management. The loss of the services of Andrew DeVries III could have a substantial adverse effect on us. We have not obtained "key man" insurance policies on any of our officers. Our ability to implement our strategies depends upon our ability to retain and attract highly talented managerial and technical personnel. Competition for qualified personnel is intense in the petrochemical products industry. There can be no assurance that we will attract and retain such employees in the future. The loss of key management or technical personnel could materially and adversely affect our business, results of operations, and financial condition.

Where You Can Get Additional Information

Nannaco will be subject to and will comply with the periodic reporting requirements of Section 12(g) of the Securities Exchange Act of 1934. Nannaco will furnish to its shareholders an Annual Report on Form 10-KSB containing financial information examined and reported upon by independent certified public accountants, and it may also provide unaudited quarterly or other interim reports such as Forms 10-QSB or Form 8-K as it deems appropriate. Our Registration Statement on Form SB-2 with respect to the Securities offered by this prospectus, a part of the Registration Statement as well as our periodic reports may be inspected at the public reference facilities of the U.S. Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, or at the Commission's regional offices at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 0007. Copies of such materials can be obtained from the Commission's Washington, D.C. office at prescribed rates or from the Commission's website "www.sec.gov" through its EDGAR database. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Management's Discussion and Analysis of Financial Condition and Results of Operations

This section contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not guarantees of our future performance. They are subject to risks and uncertainties related to business operations, some of which are beyond our control. Our actual results may differ materially from those anticipated in these forward-looking statements. Amounts presented here have been rounded to the nearest $1,000.

The Company's objective is to maximize shareholder value by focusing on growth, product innovation and profitability. The following discussion highlights the Company's performance and should be read in conjunction with the Consolidated Financial Statements and related notes included therein.

Overview
--------

We have been in operation since October 1998, beginning with pressure washing surfaces. Since that time we have expanded to include our residential services, other commercial services, and vehicle cleaning. Beginning in the current fiscal year, we have begun hazardous waste site remediation and equipment clean up.


Results of Operations for Fiscal Year Ended September 30, 2000 Compared to Fiscal Year Ended September 30, 1999

We had income from operations of $275,000 for the fiscal year ended September 30, 2000 and $378,000 for the fiscal year ended September 30, 1999, our first full year of operations. The decline in income from operations is due to greater selectivity in accepting commercial business, including the institution of credit application procedures in order to reduce the amount of bad debt write off. Cost of Sales was $588,000 for fiscal 2000 as compared to $284,000 for fiscal 1999. The increase in cost of sales is due to increased payroll expense for additional employees and higher pay rates, as well as increased supply costs of cleaning materials which increased approximately one third over the previous year. Administrative and general expenses were $961,000 for fiscal 2000 as compared with $205,000 for fiscal 1999. The increase in general and administrative expense is due to several expense items which are expected to be non-recurring, such as $72,000 paid in commissions on the sale of our securities, $50,000 recorded as the expense for the issuance of 50,000 shares of our common stock for services, $227,000 recorded as an expense of settling potential litigation, $140,000 of bad debt expense and $35,000 for legal fees in connection with securities law compliance.

We had a net loss from operations of $1,274,000 in fiscal 2000 as compared to a net loss from operations of $129,000 for fiscal 1999. We believe the loss is not indicative of future results because of non-recurring expenses which contributed to greater general and administrative expenses. These include bad debt expense of $140,000, an expense of $227,000 for the issuance of shares in settlement of claims, and an expense of $50,000 for shares issued for consulting services.

Our revenues are derived from the various services we provide. Our residential services include wood restoration, stone restoration, sealing and pressure cleaning. These had revenues in the fiscal year ended September 30, 2000 as follows:

      Wood Restoration              $47,000
      Stone Restoration             $19,000
      Sealing                       $90,000
      Pressure Cleaning             $13,000

Our commercial services include pressure cleaning, environmental services such as fleet cleaning and vent hood cleaning and historical restoration. The environmental services do not include hazardous waste site remediation which is not expected to produce revenues until the second quarter of the current fiscal year. Please see Plan of Operation below. These commercial services had revenues in the fiscal year ended September 30, 2000 as follows:

      Pressure Cleaning             $18,000
      Fleet and Hood Cleaning       $68,000
      Historical Restoration        $20,000


Liquidity and Capital Resources for Fiscal Year Ended September 30, 2000 Compared to Fiscal Year Ended September 30, 1999


For the fiscal year ended September 30, 2000 we had current assets of $487,000 while in the fiscal year ended September 30, 1999, we had current assets of $259,022. The increase in current assets is due to cash held in certificates of deposit of $41,000, cash held in mutual funds of $256,000 and prepaid expenses of $117,000. At the same time trade accounts receivable decreased from $174,000 to $20,000 primarily reflecting the bad debt expense of $140,000.

Fixed assets in fiscal 2000 were $203,000 as compared to fixed assets of $154,000 for fiscal 1999. We had current liabilities of $328,000 in fiscal 2000 and $84,000 for fiscal 1999 while long term liabilities were $29,000 in fiscal 2000 as compared with $81,000 in fiscal 1999. The increase in current liabilities is due to $133,000 in accounts payable which represents a loan from the brokerage firm secured by the mutual funds as well as increased payroll taxes and an increase of $61,000 in the current portion of long term debt.

Our hazardous waste site remediation is expected to improve our liquidity. Recently enacted Texas legislation requires the state to pay for the remediation of abandoned or closed oil or gas well drilling sites which have pits and ponds of used waste water and drilling sludge. During the fourth quarter of fiscal 2000 we have obtained the necessary licenses to provide remediation services and anticipate obtaining contracts for specific sites. We have not yet obtained our first contracts for hazardous waste site remediation and expect our first clean up contracts during the second quarter of 2001. Revenue from these contracts is expected to be realized monthly based upon invoices for services rendered and quantity of materials removed.

During the second quarter of fiscal 2000, we converted debt in the total principal amount of $1,009,950 into 1,464,200 shares of common stock and raised $1,443,400 in the sale of 1,443,400 shares of common stock in a private placement in July 2000. We also have a $35,000 line of credit with a commercial bank, a $35,000 installment loan with the same bank and two secured lines of credit totaling $40,000 with a second commercial bank. As January 31, 20001, we had $10,000 of unused line of credit. In December 2000, we issued three convertible promissory notes totaling $345,500 of principal. The notes mature in September 2001, accrue interest at ten percent per annum and are convertible into common stock at the five day average closing bid price for our common stock.

Weather can and does play a significant factor in revenue and liquidity. Throughout the summer of 2000, we were faced with the prospect of water shortages which could have resulted in forced curtailment of operations due to either higher water cost or actual restrictions on outdoor use. During the fall of 2000, extensive rainfall limited the work that could be performed out of doors.


Plan of Operations
------------------

We intend to achieve profitability through increased revenue. During the past fiscal year we hired the personnel we consider necessary to expand our residential and commercial services as well as enter into the hazardous waste remediation business including marketing expertise. The private placements completed in July 2000 and December 2000 have provided the capital necessary to acquire additional equipment required for expanded residential and commercial services as well as our projected hazardous waste site remediation services

Our marketing plan is to publish testimonials from satisfied clients in trade journals. We also intend to publish and distribute residential promotional literature, information articles, and advertisements appearing in special interest publications such as home guides. We will also participate in appropriate trade shows, premise sales calls, and demonstrations of select services.

Our plan of operations for our hazardous waste site remediation services or "brown field clean-up" has been to first obtain the necessary licenses and permits to handle and transport hazardous material in the State of Texas and placed on the approved vendors list of the State of Texas. It is our intention to bid on various clean-up projects as either the sole contractor or as a sub-contractor for specific portions of the clean up plan. We will rely upon our licensing consultant to keep us informed as to the timing and requirements of specific bids. We also will rely upon the contacts of our Executive Vice President with officers at Texas military bases to market our services for military base brown field cleanup.

In January 2001 we entered into an agreement with Imbibitive Technologies America, Inc., of St. Catharines, Ontario, to use and distribute its unique organic liquids absorbent products, Imbiber Beads(R). Imbiber Beads are spherical plastic particles designed to absorb a broad range of organic chemicals including gasoline, diesel, jet fuels, solvents and many other hazardous compounds. The Imbiber Beads absorb and molecularly bind the organic chemicals and will not release the bound chemicals as a result of compression, gravity, water or even physically breaking the absorbent beads. As Imbiber Beads are hydrophobic, they are useful in the separation of organic chemicals from polluted water. Imbiber Beads are already approved for use in brown field cleanup. The principle terms of the agreement are a one year, non-exclusive agreement to purchase, use and third party market the Imbiber Beads(R) products in and for the chemical/petro-chemical industries in the State of Texas. We believe that the ability to use and distribute Imbiber Beads will give us an advantage in obtaining cleanup projects as well as opening a new source of revenue through the distribution of Imbiber Beads.

Results of Operations for the Three Month Period Ended December 31, 2000 Compared to the Three Month Period Ended December 31, 1999

We had income from operations of $66,000 for the three months ended December 31, 2000 and $35,0000 for the three months ended December 31, 1999. The increase in sales is due to a greater number of sources of revenue over the previous year. However sales are believed to be below our capacity and expectations. Persistent rains throughout the fall of 2000 substantially inhibited our ability to conduct outdoor operations. The weather particularly deterred residential services which are more discretionary than commercial services, however as most of our commercial services are performed outdoors, much of these services were also deferred. Beginning in January 2001, the persistent rain ended and we are experiencing a substantial increase in demand for residential and commercial services which we expect to be sustained through the next six to nine months. Our cost of sales were $123,000 for the three month period ended December 2000 as compared to $121,000 for the three month period ended December 31, 1999. General and Administrative expense was $229,000 as of December 31, 2000 as compared to $122,400 for the three month period ended December 31, 1999. The increased cost of sales and general and administrative expense are the result of the increased personnel and capacity developed during the past fiscal year. As a result we had a net loss from operations of $283,000 for the three month period ended December 31, 2000 as compared to a net loss of $208,000 for the three month period ended December 31, 1999.

Our revenues from services for the three months ended December 31, 2000 were as follows:

Residential Services

      Wood Restoration              $ 11,000
      Stone Restoration             $    940
      Sealing                       $ 19,000
      Pressure Cleaning             $  2,000

Commercial Services

      Pressure Cleaning             $  5,500
      Fleet and Hood Cleaning       $ 19,400
      Historical Restoration        $  8,000


Liquidity and Capital Resources for the Three Month Period Ended December 31, 2000 Compared to the Three Month Period Ended December 31, 1999

We had current assets of $334,500 for the three months ended December 31, 2000 as compared to $243,000 for the three months ended December 31, 1999. We had fixed assets of $220,000 for the three months ended December 31, 2000 as compared to $156,000 for the three months ended December 31, 1999. The increase in assets is primarily due to equity investment which has been applied to current assets as well as equipment and vehicles. As of January 31, 2001, we had $10,000 of unused line of credit.

                            Nannaco and Its Business

Since our incorporation in October of 1998, we have focused on industrial surface cleaning, surface protection and restoration. We specialize in:

     *  Pressure cleaning

     *  Pre-coating surface preparation

     *  Chemical coating on surfaces such as sidewalks and exterior walls

     *  Kitchen vent hood maintenance programs (primarily for restaurants)

     *  Providing historical preservation products and services

     *  Solid waste container maintenance

     *  Engine and machinery de-greasing

     *  Residential services

Management believes that we have developed efficient and useful systems for carrying out these activities which places us in a strong market position. As a result, we have determined a need to expand into additional markets.


Services
--------

We provide surface maintenance and restoration services to the residential and commercial markets. Much of our activity is based on custom tailored solutions to our client's individual problems.

Specifically, our services include, but are not limited to:


Pressure Cleaning
-----------------

Our pressure cleaning procedures vary with each application. We clean wood, glass, stone, concrete, masonry and exposed aggregate. Each requires a different cleaning approach. For example, the surface and other factors will determine whether we use water vs. steam, heat vs. cold, wide-area attachment vs. wand cleaning, sprayed-on or pump-injected chemical applications or water only cleaning. We maintain a complete line of equipment and accessories as well as a documented library of procedures for all applications. Since our incorporation, we have continued to add new processes, chemicals, equipment and technique documentation to our library as we develop new procedures. Currently, the trade association Power Washers of North America can certify the extensive nature of our pressure cleaning resources. NANNACO is a certified member of this trade association.

Among other tasks, we pressure clean solid waste containers, we de-grease engines with pressure, and we conduct fleet washing with pressure cleaning.

Pre-coating surface preparation for walls, exteriors, etc.
----------------------------------------------------------

Surface preparation usually follows pressure cleaning procedures. The primary difference between pressure cleaning and surface preparation is that preparation work requires either chemical or mechanical etching. That means that either high-friction equipment or chemicals such as very strong acids are used to prepare a surface to accept some type of sealant or coating. Two of the processes we employ for preparation work are sandblasting and shot-blasting, which is a process by which tiny metal ball bearings are propelled against horizontal epoxy surfaces to break out existing coating. We also use ultra-high-pressure water abrading systems, acid etching, and magnetized water saturating on limestone applications.

As with pressure cleaning, the processes utilized in surface preparation are as diverse as the substrate being prepared. We maintain a complete inventory of equipment and chemicals for common applications. We also subcontract certain types of high-rise set-up equipment to reduce liabilities.


Chemical coating applications for sidewalks and exterior walls
--------------------------------------------------------------

Following is a partial list of some of the types of coatings we apply:

     * Oil based, penetrating sealers for wood restoration
     * Silicon-based, encapsulating sealers for masonry and some stone applications
     * Acrylic sealers on exposed aggregate and other "high gloss" horizontal surfaces
     * Xyloxenes to eliminate porosity in sedimentary stones such as limestones

Chemical coatings incorporate three of our processes: pressure cleaning, surface preparation and the actual application of product.


Historical Restoration
----------------------

Historical Building Restoration is a process which incorporates three of our services: pressure cleaning, surface preparation, and coating application. We combine these services to provide the most delicate of our objectives, which is reducing or eliminating evidence of time (erosion or other damage) from a piece of historically significant architecture. These processes are often time consuming and labor intensive since pressure cleaning is generally substituted with steam applications, and acid etchers are replaced by milder solvents to achieve the type of substrate protection necessary to comply with many preservation society maintenance codes. We have provided restoration services on five projects for the South Texas Catholic Archdiocese in Texas to date.

Kitchen Vent Hood Maintenance
-----------------------------

Restaurants, delicatessens and other food service establishments generally have big exhaust systems mounted over their cooking equipment. These hoods collect grease and dirt, and can be hazardous if not properly maintained. Fire Marshals require hoods to be cleaned from the hanging hood and fan, all the way up the flue, through the ceiling and out the vents which are mounted on the roof. We begin on the roof, using a special synthetic de-greaser and steam machines at high pressure with a low flow-rat to clean the entire system down to the bare metal. We then check the safety system latches and tag the system for inspection by the Fire Marshal.


Fleet and Heavy Equipment Services
----------------------------------

We clean fleet service vehicles and de-grease engines on heavy equipment in order to keep them running cooler. This service is part of one of our regular preventative maintenance programs. Water temperatures range from 140-200 degrees Fahrenheit, and we use pressure anywhere from 3000 to 6000 psi. For aluminum trailers, we utilize acidizing techniques.


Solid Waste Containers
----------------------

We provide an on-site service for some of our waste management clients. We regularly visit receptacle sites and provide exterior cleaning, graffiti removal and touch-up painting on solid waste containers.


Residential Services
--------------------

We offer complete restoration and preservation services in the exterior residential market. Wood, stone, and concrete cleaning and sealing are our primary services.


Hazardous Waste Cleaning and Removal
------------------------------------

In the state of Texas there are currently an estimated 45,000 oil industry-related abandoned contaminated sites. We have chosen oil field site remediation as our entry point into this market. We are currently in negotiations with the state of Texas to clean up an abandoned salt-water decontamination site.

These sites are typically less than a half acre in size and our services will be sub-contracted from the State or other responsible party which drafts and supervises the entire cleanup process for the site. The sites are typically abandoned well drilling sites, some of which have pits or open tanks with used drilling equipment cleaning sludge. We expect our abandoned oil industry site remediation will involve the removal of contaminated water and sludge using vacuum pumps to tanker trucks to be delivered to a hazardous waste disposal site. We will also remove debris and the top layer of contaminated soil for transport to a disposal site. Well holes will be capped with concrete. Cleaned pits will be lined with a water impermeable layer and sealed with concrete.

We have applied for the permits for hazardous material transportation from the U.S. Department of Transportation, are in the final stages of permitting for Environmental Protection Agency hazardous material handling under the Resource Conversation and Recovery Act. We have also obtained the full time service of key environmental personnel with the proper licenses and experience. The personnel include federally registered Environmental Compliance Officers, Department of Transportation-permitted Environmental Emergency and First Responders, EPA Hazardous Material Handlers, and Department of Defense-licensed Hazardous Material Waste Site Managers.

In January 2001 we entered into an agreement with Imbibitive Technologies America, Inc., of St. Catharines, Ontario, to use and distribute its unique organic liquids absorbent products, Imbiber Beads(R). Imbiber Beads are spherical plastic particles designed to absorb a broad range of organic chemicals including gasoline, diesel, jet fuels, solvents and many other hazardous compounds. The Imbiber Beads absorb and molecularly bind the organic chemicals and will not release the bound chemicals as a result of compression, gravity, water or even physically breaking the absorbent beads. As Imbiber Beads are hydrophobic, they are useful in the separation of organic chemicals from polluted water. Imbiber Beads are already approved for use in brown field cleanup. The principle terms of the agreement are a one year, non-exclusive agreement to purchase, use and third party market the Imbiber Beads(R) products in and for the chemical/petro-chemical industries in the State of Texas. We believe that the ability to use and distribute Imbiber Beads will give us an advantage in obtaining cleanup projects as well as opening a new source of revenue through the distribution of Imbiber Beads.


Customer List
-------------

Our customers come from both the commercial and residential market sectors. The most typical commercial customer is a store or commercial truck company. A partial list of current customers includes San Antonio to Houston, Texas locations of American Freightways, Earth Grains, St. Mary's University, Allied Van Lines, Continental Airlines, North American Van Lines, HEB Grocery Company, Albertson's Groceries, the Kroger Company, Texas Disposal Systems, Southton Convenience Stores, Olmos Construction, TETCO, Fiesta Texas, Lozano Trucking, Diamond Shamrock, Otis Spunkmeyer Cookies, and Scobey Moving Services. The Archdiocese of San Antonio and the San Antonio Preservation Society have both recommended us for restoration and historic preservation work. We are on the Texas State Contracts Vendors list.


The Market
----------

We have not prepared or commissioned an in-depth study of the market for our services in south and central Texas or other urban, suburban or industrial areas of the United States. However, based upon our growth with limited marketing efforts, we believe that the market for our services exceeds our present and planned capacity. We believe that our market crosses many industrial classifications with hundreds of thousands if not millions of potential customers.

We believe the categories of potential customers include:

         Homeowners with decks, driveways and fences
         Retail businesses with outdoor exteriors and walkways
         Businesses using fleets of vehicles such as trucks, vans, earth moving equipment, airplanes, boats and ships
         Office building owners
         Historical building owners
         Businesses using oil, natural gas and mining equipment
         Restaurants


Marketing Plan
--------------

Historically, referrals have been our largest source of new customers. During the current fiscal year we have begun a marketing campaign with direct mail advertising to potential residential customers. In addition, our residential specialist, Barry Hagendorf, is the host of a half hour, Saturday morning radio show focused on home improvement and maintenance.


Pricing
-------

Pricing for our services varies greatly depending on specific needs of each project, such as equipment, chemicals or personnel required. We periodically review the advertised prices of competitors for standard pressure washing and attempt to maintain prices 25% below comparable competitor pricing.


Competition
-----------

Our competitors tend to be relatively small businesses working primarily on referral basis. We believe the means of competition is predominately based upon customer satisfaction with timeliness and results. With respect to fleet washing, we also compete with the cost of in-house fleet cleaning. We also compete with a Houston, Texas based company which handles substantially larger commercial businesses than we do. This competitor has substantially greater resources than we do. Our strategy to compete with this competitor is primarily by servicing residential and smaller commercial projects that the competitor does not pursue.


Governmental Regulation
-----------------------

We are subject to general business regulations, including Texas and Federal environmental and hazardous material handling regulations. The majority of our services do not result in air pollution emissions or waste water discharge and no special environmental permits or licenses are required. However, projects that involve the cleaning and removal of hazardous waste do require specific permits which are obtained by the site owner or operator who then contracts with licensed handlers and disposal sites. We have applied for the necessary licenses from the State of Texas to conduct this portion of our business. In addition, our products are used by companies which are subject to regulation by various governmental agencies, such as the Environmental Protection Agency, Edwards Aquifer Authority, Texas Natural Resources Commission and the Bexar County Water District, and our services must comply with such regulations.

The environmental regulation of fleet-cleaning services involves the containment of the oil and grease runoff that results when large pieces of equipment are washed with pressure washers. The regulatory agencies include the U.S. Environmental Protection Agency and the Edwards Underground Water District because much of our work is performed within this district. We use a wastewater containment system that meets the standards set by the District and the Environmental Protection Agency. Our containment mat and pumping system allows our clients to meet Department of Transportation requirements set up to regulate the over-the-road trucking industry as well as Edwards aquifer restrictions.

We were issued a permanent Hazardous Waste Transportation Registration, Number 072400 851 0081, by the U. S. Department of Transportation. Annual registration costs for the license are $350.00. The permit allows us to evacuate hazardous materials from immediate response site remediation locations and deposit it at approved disposal locations. It also allows us to clean and pump runoff to tankers at oil cleanup operations. Costs associated with Environmental Emergency Response and Site Cleanup Operations include annual re-certification requirements for team members to meet the requirements of 29CFR1910.120, NAPA 472, and NFPA 1561, and purchase of specialized hazardous materials certified equipment. Costs for certification/re-certification courses for four team members total $2850.00 per year. Purchase of start-up equipment to meet regulatory agency certifications is estimated at $6,300.00.


Employees
---------

As of January 31, 2001, Nannaco employed 24 people, all of whom are full-time individuals whose principal responsibilities are: Operations/Labor has 14 employees, Sales, Marketing and Customer Service has 5 employees, and Administration has 5 employees. Our staff is not presently covered by any collective bargaining or union relationship. Skilled labor is available from San Antonio and the surrounding communities with a population of approximately 1.5 million. We have a training program for all staff.

Properties
----------

Nannaco operates out of two primary locations, both located in the north-central area of San Antonio. The first is a 10,000 square foot warehouse facility housing all equipment, chemical inventories and operations offices. This facility is leased on a yearly basis at a cost of $19,200 per year.

Our second facility is our administrative office. We currently lease this 2500 square foot facility on a yearly basis at $30,000 per year. All administrative duties are conducted at this location.

           Security Ownership of Management and Principal Shareholders

The following table sets forth the persons known to us as beneficially owning more than five percent (5%) of the 14,957,600 shares outstanding as of February 16, 2001 plus 60,000 shares underlying exercisable options held by certain directors. The table also shows the number of shares of Common Stock beneficially owned as of February 16, 2000, by individual directors and executive officers and by all directors and executive officers as a group. The number of shares shown for Linda Morton, W.M. Jackson and Mark Triesch include currently exercisable Options to acquire 20,000 shares of common stock at $1.00 per share expiring April 24, 2005 for each officer and director. The Joy Foundation is an unincorporated business trust organization. Jack Malone is the managing director.




Name/Address/Title                    Shares                      % Ownership
--------------------------------------------------------------------------------

The Joy Foundation                       1,443,400                  9.6%
2915 State Rd. 590 Ste.19
Clearwater, FL 33759

Andrew DeVries III                      11,000,000                 73.2%
President, CEO, Chairman
807 Arizona Ash
San Antonio, TX 78232

Linda Morton                                20,000                  0.1%
Director
1305 Woodbranch
San Antonio, TX 78232

W. M.  Jackson                              90,000                  0.6%
Director
12024 Hart Path
San Antonio, TX 78249

Mark Triesch                                49,000                  0.3%
Director
353 South Hackberry Ave
New Braunfels, TX 78130

Barry Hagendorf                                  0                  0.0%
Director
157 Bryn Mawr
San Antonio, TX 78209

All Executive Officers and Directors    11,159,000                 74.3%
(5 persons)

                                   Management

The executive officers and directors of the Company and their ages are as follows:

Name                         Age     Position                     Position Since
--------------------------------------------------------------------------------
Andrew DeVries, III          34      President, CEO,                   1998
                                     Chairman of the Board

Linda Morton                 51      Secretary, Treasurer, Director    1998

Mark A. Triesch              41      Director                          1999

Barry Hagendorf              48      Director                          1999

W.M. Jackson                 70      Director                          1998


The Directors serve until their successors are elected by the shareholders. Vacancies on the Board of Directors may be filled by appointment of the majority of the continuing directors. The executive officers serve at the discretion of the Board of Directors.


Business Experience
-------------------

         Board of Directors/Executive Officers

ANDREW DEVRIES III is President of Nannaco, Inc. Mr. DeVries is also the Principal Shareholder. He founded the Nannaco in 1998 and has served as President since that time. Mr. DeVries develops the policies and objectives of the Nannaco. He manages market planning, advertising and public relations, and he directs sales and distribution. Prior to this, Mr. DeVries was Sales Director for Internet Direct, Inc. in San Antonio from 1994 to 1997. In 1993, Mr. DeVries founded DeVries and Associates, a financial services company and serves as its president until the founding of Nannaco. Mr. DeVries holds a Bachelor of Arts from North Texas State University and a Master of Arts from the University of North Texas.


LINDA MORTON is our Corporate Secretary, Treasurer and a Director. She has an officer and director of Nannaco and a a shareholder since October 1998. Prior to her position with Nannaco, Inc., Ms. Morton was Manager of the Classifieds Department, Texas City Sun Newspapers Corp. for five years, where she managed sales and staff operations. Ms. Morton's business experience includes administration, accounting and personnel.

MARK A. TRIESCH is General Counsel and a Director to the corporation. Prior to joining Nannaco, Inc. in September 1999, Mr. Triesch operated a general practice that concentrated on business litigation, real estate and family law. He earned his Juris Doctor's degree from St. Mary's University in San Antonio. Mr. Triesch also holds Bachelor's and Master's degrees in English from Texas A&M University, and taught American Literature and composition at the University of North Texas and Texas A&M University. Currently, he handles transactional matters for Nannaco, Inc., and acts in an advisory role concerning the day-to-day operations of Nannaco.

BARRY HAGENDORF is Vice President of Residential Services and a Director. Mr. Hagendorf founded Deck and Patio Care in 1984 after recognizing a need in the local market of San Antonio. He has refinished over 1,700 residential decks. He earned a degree in Business Administration from Sam Houston State University.

W. M. JACKSON is a Director and operates the Jackson Tax Service in San Antonio, Texas. He has more than 30 years experience in the accounting, financial and banking fields. He provides the management team with advice and guidance in gathering and reporting financial data as needed for accounting, internal budget preparation and analysis, financial reporting, and taxes.


Key Employees
-------------

Operations




Douglas J. Frey, Executive Vice President
Douglas J. Frey is recognized as one of the top strategists in his field, earning awards for public relations, advertising, promotion and media production for government, military, education, and Fortune 500 clients. Doug has a Master's Degree in Communications and a front-line doctorate in strategic planning.

Ian Wellborn, Director of Commercial Sales
More than 10 years of sales experience in the heavy equipment industry, with a principal focus on industrial pressure washing. Formerly leading producer for the Hotsy Corporation, the largest pressure washing company in the U. S.

Jerry Birchard, Director of Residential Sales
Jerry Birchard has more than 11 years in sales and customer service. Previously he owned and operated a commercial grade tool business in South Texas.

Maintenance



Rick Watson, Director of Service Maintenance
Rick Watson is a graduate of West Texas State University. He entered the surface coating business in 1972 and has been refining restoration techniques and sealing applications ever since. In 1976, he participated in the restoration of the historic Menger and Crockett Hotels in San Antonio, and has since been involved in historic restorations throughout the Southwest. His company is the premier service provider for the renovation of high-rise structures because of the specially developed processes and equipment that he has created. His alignment with NANNACO, Inc., brings the two top service providers in the industry together and provides synergistic marketing opportunities to both entities.


Family Relationships
--------------------

Andrew DeVries III is the son of Linda Morton. There are no other family relationships between any Director, executive or person nominated or chosen by the Company to become a Director or executive officer.

                             Executive Compensation

Summary Compensation Table

The following table shows for the fiscal years ending September 30, 2000 and 1999, the compensation awarded or paid by the Company to its Chief Executive Officer and any of the executive officers of the Company whose total salary and bonus exceeded $100,000 US during such year (The "Named Executive Officers"):


                           Summary Compensation Table
-------------------------------------------------------------------------------------------------------
                                                             Long Term Compensation
-------------------------------------------------------------------------------------------------------
                         Annual Compensation      |              Awards         |  Payouts |
-------------------------------------------------------------------------------------------------------
          |           |        |        |  Other  |  Restricted |   Securities  |  LTIP    |  All Other
Name and  |    Year   | Salary |  Bonus |  Annual |    Stock    |   Underlying  |  Payouts |   Comp. ($)
Principle |           |  ($)   |        |  Comp.  |   Award(s)  |  Options/SARs |          |
Position  |           |        |        |   ($)   |     ($)     |       (#)     |  ($)     |
--------------------------------------------------------------------------------------------------------
A. DeVries     1999      $52,000     0         0            0             0           0             0
--------------------------------------------------------------------------------------------------------
A. DeVries     2000      $52,000     0         0            0             0           0             0
--------------------------------------------------------------------------------------------------------


No other executive officer earned more than $100,000 US during the most recent fiscal year.


Employment Agreements and Executive Compensation
------------------------------------------------

Nannaco does not have written employment agreements with its executive officers. Andrew DeVries is paid a salary of $5104,000 per annum effective October 1, 2000. Barry Hagendorff receives a salary of $96,800 per annum. Linda Morton receives a salary of $39,000 per annum. Mark Triesch receives a salary of $44,500 per annum.

Compensation of Directors
-------------------------

Directors are entitled to receive reimbursement for all out-of-pocket expenses incurred for attendance at Board of Directors meetings.


Other Arrangements
------------------

The Company has the Nannaco 2000 Stock Option Plan which was adopted on April 20, 2000. The purpose of the Plan is to advance the business and development of the Company and its shareholders by affording to the employees, directors and officers of the Company the opportunity to acquire a proprietary interest in the Company by the grant of Options to such persons under the Plan's terms. The 2000 Plan reserved 5,000,000 shares for grant or issuance upon the exercise of options granted under the plan. Stock Options under the Plan will be granted by the Board of Directors or a Compensation Committee of the Board of Directors. The exercise prices for Options granted will be at the fair market value of the common stock at the time of the grant if a public market develops for the common stock or not less than the most recent price at which the Company had sold its common stock. As of February 16, 2001, the following options have been granted by Executive Officers and Directors under the plan:

Name                # of Shares Optioned      Ex. Price        Expiration Date
--------------------------------------------------------------------------------
Mark Triesch        20,000 shares             $1.00            April 24, 2005
Linda Morton        20,000 shares             $1.00            April 24, 2005
W. M. Jackson       20,000 shares             $1.00            April 24, 2005


Termination of Employment and Change of Control Arrangement
-----------------------------------------------------------

There is no compensatory plan or arrangement with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with the Company, or from a change in the control of the Company.


Transactions with Management
----------------------------

On September 30, 2000 Nannaco's President, Andrew DeVries III, obtained the assignment of the repayment rights of a shareholder loan to the Company in the principal amount of $234,936 as of September 30, 1999. This debt was then paid through the offset of funds paid to Mr. DeVries during the fiscal year ended September 30, 2000.


Indemnification of Officers and Directors from Liability under the Securities Act of 1933
-----------------------------------------------------------------------------

The Nannaco Articles of Incorporation permit Nannaco to indemnify and hold harmless its officers and directors from any liability and expenses incurred by them as a result of being an officer or director. This right of indemnity would include any liability arising under the Securities Act of 1933. However, in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is unenforceable. In the event that a claim for indemnification against liabilities under the Securities Act is asserted by an officer or director in connection with the securities offered by this Prospectus, Nannaco will submit the question whether such indemnification by it is against public policy to a court of appropriate jurisdiction and will be governed by the final adjudication of such issue. Submitting the question of indemnity for Securities Act liability to a court will not occur in the case of the payment of expenses incurred in the successful defense of any action, suit or proceeding or if in the opinion of its counsel the matter has been settled by controlling precedent.

        Market for Nannaco's Common Stock and Related Stockholder Matters


Market Information: Nannaco's common stock is not listed for trading on any recognized market.

Securities Holders: As of February 16, 2001, Nannaco had 38 holders of record of its common stock of which 11,099,000 are restricted securities held by three members of Management which have held the shares for less than one year. There are presently 14,957,600 shares of common stock outstanding as of February 16, 2001.

Dividend Plans: Nannaco paid no common stock cash dividends and has no current plans to do so.

Dilution

At September 30, 2000, the net tangible book value of our common stock was $331,230 or $0.02 per share. Assuming a public offering price of $1.00 per share by the Selling Securities Holders, there would be an immediate dilution of $0.98 per share or 98% to new investors. The actual price per share sold will be determined by each Selling Securities Holder and may be higher or lower than $1.00. Investors should be aware they are likely to experience approximately 100% dilution of the net tangible book value of their investment.



                            Description of Securities

Common Stock
------------

Nannaco is authorized to issue 50,000,000 shares of Common Stock, $.001 par value. The holders of the Common Stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of the stockholders is taken. Voting rights are non-cumulative. The holders of shares of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or winding up of Nannaco, the holders of the Common Stock are entitled to receive the net assets of Nannaco in proportion to the respective number of shares held by them after payment of liabilities which may be outstanding. The holders of Common Stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of Nannaco. The outstanding shares of Common Stock will not be subject to further call or redemption and will be fully paid and non-assessable.


Preferred Stock
---------------

Nannaco is authorized to issue up to 10,000,000 shares of preferred stock. The preferred stock can be issued in different series. The rights and preferences of different series of the preferred stock can be set from time to time by our Board of Directors. These rights and preferences may include class voting rights, specific dividend rights and priority over common stock with respect to assets of Nannaco upon liquidation.

                            Selling Securities Holders

The following selling securities holders whose shares have been registered for public resale under the registration statement are set forth below:

Selling Securities     Securities Owned       Shares / %         Shares / %
Holder                     And Offered        Before Off.        After Offering

James Letsos, III               35,000         70,000 / *        35,000 / *
Dave Lennox                     30,000         60,000 / *        30,000 / *
Vinh Bao-Phong                   2,000          2,000 / *             0 / *
Eugenio Aguilar                  5,000          5,000 / *             0 / *
Linda Conley                     3,000          3,000 / *         3,000 / *
Edward Canahuati                10,000         10,000 / *        10,000 / *
Cameron Cappleman                1,000          1,000 / *          ,000 / *
Kenneth Davidson               200,000        416,000 / 2.6%    216,000 / 1.3%
Joseph Shunta                   40,000         80,000 / *        40,000 / *
The Joy Foundation             590,000      1,443,400 / 9.3%    853,400 / 5%
Robert Welch                     5,000          5,000 / *             0 / *
John Starnes                    15,000         15,000 / *             0 / *
Joseph Butler                   15,000         15,000 / *             0 / *
Ralph Polito                    15,000         15,000 / *             0 / *
Arthur W. Hughes                 2,000          2,000 / *             0 / *
Dwayne Muzny                     1,000          1,000 / *             0 / *
Michael Mason                    3,000          3,000 / *             0 / *
Jeff Sergent                     2,300          2,300 / *             0 / *
Hector Moreno                    5,000          5,000 / *             0 / *
Brad Stapp                       1,000          1,000 / *             0 / *
Brett Vallery                    1,000          1,000 / *             0 / *
Johnny Alexander                 2,000          2,000 / *             0 / *
Long H. Nguyen                   5,000          5,000 / *             0 / *
Roger N. Schmidt                50,000         50,000 / *             0 / *
Lavon Dan Baker                  4,500          4,500 / *             0 / *
Robert Martin                    1,200          1,200 / *             0 / *
Richard Beymer                     200            200 / *             0 / *
Carlivegen Enterprises         250,000        500,000 / 5.2%    250,000 / *
                               ------
Total                        1,495,000


The Joy Foundation is an unincorporated business trust organization. Jack Malone is the managing director.

Carlivegan Interprises is an unincorporated business trust organization. Genevieve Schiffmann is the managing director.

None of the selling securities holders have never held any position, office, or other material relationship with the Company.

The selling securities holders do not own any other securities of Nannaco.

                 Selling Securities Holders Plan of Distribution

Selling security holders may sell or distribute their shares in transactions through underwriters, brokers, dealers or agents from time to time or through privately negotiated transactions, including distributions to shareholders or partners or other persons affiliated with the selling securities holders.

The distribution of the selling securities holders shares may be effected from time to time in one or more transactions that may involve crosses or block transactions. These transactions may occur in any of the following ways:

1.   In Market Transactions;

2.   In Privately Negotiated Transactions with Investors;

3. Through the writing of options on the shares, whether such options are listed on an options exchange or otherwise.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

If the selling securities holders effect such transactions by selling the shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securities holders or commissions from purchasers of the shares for whom they may act as agent, which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents might be in excess of those customary in the types of transactions involved. Nannaco is not aware of any plan, agreement or understanding to use underwriters in the distribution of the shares. In the event an underwriter or underwriters are added to the offering, Nannaco will file a post effective amendment to reflect the underwriter's involvement in the offering.


Selling securities holders and any brokers, dealers or agents that participate in the distribution of the securities might be deemed to be underwriters, and any profit on the sale of the securities by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

Selling securities holders may pledge their shares from time to time in connection with such selling securities holders' financing arrangements. To the extent any such pledgees exercise their rights to foreclose on any such pledge, and sell the shares, such pledgees may be deemed underwriters with respect to such shares and sales by them may be effected under this Prospectus.

The Company will not receive any of the proceeds from the sale of any of the shares by the selling securities holders.

Under the Exchange Act and applicable rules and regulations, any person engaged in a distribution of any of the shares may not simultaneously engage in market making activities with respect to the shares for a period, depending upon certain circumstances, of either two days or nine days prior to the commencement of such distribution. In addition, the selling securities holders will be subject to applicable provisions of the Exchange Act and the rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling securities holders.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.


                                 Transfer Agent

The transfer agent with respect to the shares is ComputerShare Investor Services, Inc., Lakewood, Colorado.


                                  Legal Matters

The legality of the securities of the Company offered have been passed on for Nannaco by Dennis Brovarone, Attorney at Law, Littleton, Colorado.


                          Independent Public Accountant

The balance sheet as of September 30, 1999 and 2000 and the related statements of income, retained earnings, and cash flows incorporated by reference in this prospectus, have been included herein in reliance on the report of James J. Taylor Certified Public Accountant given on the authority of that firm as experts in auditing and accounting.

                                 NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                   For the year ended September 30, 2000 and
       for the period beginning October 20, 1998 (date of inception) and ending September 30, 1999


TABLE OF CONTENTS                                                     PAGE
                                                                     NUMBER
Independent Auditors' Review Report on Basic Financial Statements       1

Financial Statements:
        Balance Sheet                                                   2-3
        Statements of Income and Retained Deficit                       4-5
        Statement of Cash Flows                                         6
        Statement of Stockholders' Equity                               7
        Independent Auditors' Notes to Financial Statements             8-20

                                 JAMES J. TAYLOR
                           Certified Public Accountant

               Report of Independent Certififed Public Accountant

The Board of Directors
NANNACO, INC.
16410 Blanco Road, Suite 4
San Antonio, Texas 78232

I have audited the balance sheet of NANNACO, INC. (a Texas corporation) as of September 30, 2000 and 1999, and the related statements of operation, retained deficit, cash flows, and the statement of stockholders' equity for the year ended September 30, 2000, and the period from October 20, 1998 (the date of inception) and ended September 30, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on the financial statements based on my examination.

I conducted the audit in accordance with generally accepted auditing standards. These standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. My audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

As discussed in Note 14 to the financial statements, certain errors resulting in overstatement of previously reported benefit for income taxes and understatement of organization expenses as of September 30, 1999, were discovered during the current year. Accordingly, the September 30, 1999 financial statements have been restated and an adjustment to retained deficit has been made to correct the error.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NANNACO, INC. as of September 30, 2000 and 1999, and the results of its operations, changes in retained earnings, and cash flows for the year ended September 30, 2000, and the period beginning October 20, 1998 (date of inception) and ended September 30, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming NANNACO, Inc. will continue as a going concern. As shown in the financial statements, the Company has a deficit from operations for the period of October 20, 1998 (date of inception) through September 30, 1999, in the amount of $131,495, and for the year ending September 30, 2000, in the amount of $1,285,167. These conditions raise substantial doubt about the Company's continued existence. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


January 4, 2001


                                              /s/ James J. Taylor
                                              ----------------------------
                                              James J. Taylor,
                                              Certified Public Accountant


             555 IH 35 South, Suite 312 * New Braunfels, Texas 78130
                   Telephone(830)624-0100 * Fax (830)624-0300
                     e-mail address: james_j_taylor@msn.com

                                 NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                                 Balance Sheets
                          September 30, 2000 and 1999


                                     ASSETS
                                     ------


                                                      September      September
                                                       30, 2000       30, 1999
                                                      ---------      ---------
Current Assets:
  Cash on hand and in banks                            $      0       $  2,403
  Certificates of deposit                                40,624          5,000
  Cash held in escrow                                     2,472
  Accounts receiveable
     Trade                                               20,304        174,364
     Trade receiveable reserve
     Other                                               51,000          2,634
                                                       --------       --------
        Total accounts receiveable                       71,304        204,085
                                                       --------       --------

Investment in mutual funds (at cost, fair market
   value at September 30, 2000, $267,913)               255,555


Other Current Assets:
   Prepaids and deposits                                117,325         32,246
                                                       --------        -------
        Total current assets                            487,280        243,734

Fixed Assets:
   Equipment and fixtures                               192,485        132,489
   Vehicles                                             (66,714)        48,045
   Less:accumulated depreciation                        (58,924)       (26,925)
                                                        -------        -------
        Net property and equipment                      200,275        153,609
                                                        -------        -------

TOTAL ASSETS                                           $687,555       $397,343
                                                       ========       ========


            See Accountants' Report and Note to Financial Statements

                                  NANNACO, INC
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                                 Balance Sheets
                          September 30, 2000 and 1999


                      LIABILITIES AND STOCKHOLDER'S EQUITY


                                                                      September                September
                                                                       30, 2000                 30, 1999
Current Liabilities:                                                  ---------               ----------
   Bank overdrafts                                                      $10,651                   $8,623
   Accounts payable - trade                                              23,134                    4,212
   Accounts payable - other                                             132,797                    8,675
   Current portion of notes payable                                      83,408                   21,838
   Sales taxes payable                                                   27,367                   29,832
   Payroll taxes accured and/or withheld                                 50,432                   10,991
                                                                      ---------                 --------
                           Total current liabilities                    327,789                   84,171

Long-Term Liabilities:
  Installment notes payable                                              39,514                   29,581
  Notes payable - banks (lines of credit)                                72,430                   40,000
  Notes payable - individuals                                                                     32,950
  Less: current portion                                                 (83,408)                 (21,838)
                                                                      ---------                 --------
                          Net long-term debt                             28,536                   80,693
                                                                      ---------                 --------
Other Liabilities:
  Loans from shareholders                                                     0                  234,936
                                                                      ---------                 --------
                                      Total liabilities                 356,325                  399,800

Stockholders' Equity:
   Common stock (1,000 shares $1 par value  authorized 0 shares issued and outstanding at 09/30/00.
      200 shares issued and outstanding at 09/30/99)                                                200
     (50,000,000 shares $0.001 par value authorized,
      14,957,600 shares issued and outstanding at
      09/30/00, 19,999,800 shares issued and outstanding
      at 09/30/99)                                                       14,958                   19,999
   Preferred stock - 10,000,000 shares authorized, none issued
      and outstanding                                                         0                        0
   Paid in surplus                                                    1,735,810                  108,839
   Retained earnings                                                 (1,419,538)                (131,495)
                                                                   ------------              -----------
        Total stockholder's equity                                      331,230                   (2,457)
                                                                   ------------              -----------


TOTAL LIABLITIES AND STOCKHOLDER'S EQUITY                              $687,555                 $397,343
                                                                   ============              ===========


            See Accountants' Report and Note to Financial Statements

                                 NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                 Statements of Operations and Retained Deficits
                   For the year ended September 30, 2000 and
 the Period of October 20, 1998 (date of inception) through September 30, 1999



                                                                September       September
                                                                 30, 2000        30, 1999
                                                                ---------       ---------
Income:
    Residential wood restoration                                 $ 47,023        $ 58,039
    Residential stone restoration                                  19,137          27,085
    Residential sealing                                            91,885         135,425
    Residential pressure cleaning                                  13,395          19,346
    Commercial pressure cleaning                                   18,469          23,217
    Commercial environmental services                              67,597          92,863
    Commercial historical restoration                              20,107          30,954
    Less:refunds and adjustments                                   (2,975)         (8,707)
                                                                 --------        --------
                Total                                             274,638         378,222


Cost of Sales:
     Wages                                                        366,382         206,906
     Supplies                                                      89,532          60,229
     Contract labor                                                30,993          16,844
                                                                 --------        --------
                 Total cost of sales                              486,907         283,979
                                                                 --------        --------

Gross Profit (Loss)                                              (212,269)          94,243

Administrative and General:
     Advertising and public relations                              54,437           8,696
     Bank charges and wire fees                                     3,931           4,014
     Commissions                                                   72,482
     Consulting fees                                               50,000
     Gas, fuel and oil                                             35,122          22,341
     Bad debt expense                                             139,762
     Bonus expense                                                  3,750           3,860
     Depreciation                                                  37,752          26,925
     Dues and subscripitions                                       10,311           2,908
     Equipment rental                                               7,055           2,340
     Factoring fees                                                                12,238
     Insurance                                                     28,352          10,099
     Lawsuit settlement expense                                   227,000
     Legal and professional                                        35,447           7,827
     Meals and entertainment                                        6,945           1,067
     Miscellaneous                                                 18,076           2,196
                                                                 --------        --------
           Subtotal administrative and general expenses          $730,422        $104,511




                                  (Continued)

           See Accountants' Report and Notes to Financial Statements

                                 NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                 Statements of Operations and Retained Deficits
                   For the year ended September 30, 2000 and
 the Period of October 20, 1998 (date of inception) through September 30, 1999



                                                                 September          September
                                                                  30, 2000           30, 1999
                                                                 ---------         -----------
Subtotal administrative and general expenses -
    (Brought forward):                                           $730,422            $104,511

    Office supplies                                                18,900               6,384
    Officer compensation                                          136,500              14,080
    Organization expense                                                               20,315
    Payroll tax expense                                            36,865              18,711
    Rent                                                           53,487              23,013
    Repairs and maintenance                                        26,421              23,854
    Other taxes                                                     5,506                 640
    Stock registration expense                                      1,924
    Supplies and tools                                                                  1,170
    Telephone                                                      33,864               9,471
    Trade show expense                                              1,967
    Travel and entertainment                                       16,541               1,125
    Utilities                                                       2,562                 408
                                                                ---------           ---------
                Total administrative and general expenses       1,064,959             223,682
                                                                ---------           ---------

Net Income (Loss) from Operations                              (1,277,228)           (129,439)

Other Income (Expense)
    Interest income                                                 1,679                  87
    Divivdend income                                                  672
    Loss on disposition of securities                                (321)
    Interest Expense                                              (12,845)             (2,143)
                                                                ---------            --------
                Total other income (expense)                      (10,815)             (2,056)
                                                                ---------            --------
Net Income (Loss) to Retained Earnings                         (1,288,043)           (131,495)

Deficit, Beginning of period                                     (131,495)                  0
                                                            -------------          ----------
Deficit, End of Period                                        ($1,419,538)           (131,495)
                                                            =============          ==========

Net (loss) per share of common stock                             ($0.1287)           ($0.0066)
                                                            =============          ==========


           See Accountants' Report and Notes to Financial Statements

                                 NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                            Statements of Cash Flows
                   For the year ended September 30, 2000 and
 the Period of October 20, 1998 (date of inception) through September 30, 1999



                                                           September       September
                                                            30, 2000        30, 1999
                                                         -----------      ----------
Cash flows from operating activities:
Net income (loss)                                        ($1,288,043)      ($131,495)
   Adjustments to reconcile net income to net cash
   provided by operating activities:
       Depreciation                                           37,752          26,925
       (Increase) decrease in accounts receivable            132,781        (204,085)
       Increase in bank overdraft                              2,028           8,623
       Increase (decrease) in accounts payable               143,044          12,887
       Increase (decrease) in taxes payable                   36,976          40,823
                                                          ----------       ---------
          Total adjustments                                  352,581        (114,827)
                                                          ----------       ---------
          Net cash provided (used) by operating
          activities                                        (935,462)       (246,322)

Cash Flows from investing activities:
    (Purchase) of equipment                                  (84,418)       (180,534)
    (Increase) in prepaids and deposits                      (85,079)        (32,246)
    (Increase) in investments                               (291,179)         (5,000)
                                                          ----------       ---------
         Net cash provided (used) by investing
         activities                                         (460,676)       (217,780)

Cash Flows from financing activities:
     (Decrease) in individual and stockholder loans         (234,936)        234,936
     Proceeds from loans convertible for common stock        519,700
     Proceeds from loans                                      50,000         110,000
     (Retirement) of loans                                   (40,587)         (7,469)
     (Retirement) of loans for convertible common stock     (519,700)
                 Stock issued for services                    50,000          19,999
     Proceeds from sale of stock                              (5,251)            200
     Paid in capital                                       1,576,981         108,839
                                                           ---------       ---------
          Net cash provided (used) by investing
          activities                                       1,396,207         466,505
                                                           ---------       ---------
Net increase (decrease) in cash and equivalents                   69           2,403

Cash and equivalents, beginning of period                      2,403               0
                                                           ---------       ---------
Cash and equivalents, end of period                           $2,472          $2,403
                                                           =========       =========



            See Accoutants' report and Notes to Financial Statements

                                 NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                       Statements of Stockholders' Equity
             For the Period of October 20, 1998 (date of inception)
                           through September 30, 2000



                                                    SHARES COMMON STOCK                            DOLLARS
                                            ---------------------------------    --------------------------------------------------
                                            1.00 PAR    0.001 PAR    TOTAL       1.00      0.001     PAID IN    RETAINED
DATE                                           VALUE        VALUE   SHARES       STOCK     STOCK     SURPLUS    DEFICIT       TOTAL
----                                        --------    ---------   -------      -----     -----     -------    --------      -----
         Balance at October 1, 1998                                               $ 0       $ 0          $0         $0           $0
10/20/98 Original capitalization                500                    500        500                   500                   1,000
10/20/98 Property contributed by stockholder      0                      0                          108,039                 108,039
02/15/99 Surrendered certificates              (300)                  (300)      (300)                  300                       0
06/1/99 Issued for services                            19,999,800   19,999,800           19,999                              19,999
09/30/99 Loss for period ending 09/30/99                                                                        (131,495)  (131,495)
                                              --------------------------------------------------------------------------------------
                     Total 09/30/99             200    19,999,800   20,000,000    200    19,999     108,839     (131,495)    (2,457)
03/10/00 Reverse split (1,000,000 TO 1)        (200)  (19,999,788) (19,999,988)                                                   0
                                              --------------------------------------------------------------------------------------
                     Sub Total                    0            12           12    200    19,999     108,839     (131,495)    (2,457)
03/31/00 Forward split (1 to 1,000,000)           0    11,999,988   11,999,988                                                    0
         Fractional redemption                                                   (200)                  199                      (1)
         Fractional redemption                                                           (7,999)     (6,800)                (14,799)
                                              --------------------------------------------------------------------------------------
                                                  0    12,000,000   12,000,000      0    12,000     102,238     (131,495)   (17,257)
05/22/00 Shares issued for services                        50,000       50,000      0        50      49,950                  50,000
05/22/00 Shares issued for claim settlement               435,000      435,000              435     226,565                 227,000
05/22/00 Shares issued for debt                         1,029,200    1,029,200            1,029     518,671                 519,700
                  less $154,105 costs                                               0              (154,105)               (154,105)
07/13/00 Shares sold at private placement               1,443,400    1,443,400      0     1,444   1,234,081               1,235,525
              less $241,590 costs                                                                  (241,590)               (241,590)
09/30/00 Loss for FYE 09/30/00                                                                                (1,288,043)(1,285,167)
                                              --------------------------------------------------------------------------------------
                     Total 09/30/00               0    14,957,600   14,957,600    $ 0   $14,958  $1,735,810  ($1,419,538)  $331,230
                                              ======================================================================================

           See Accountants' report and Notes to Financial Statements

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)

Note 1 - OPERATING LOSSES
------

     The accompanying financial statements of NANNACO, Inc. (a developement stage company) have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has devoted substantially all of its efforts to financial planning, raising capital, diversification of services, and developing markets for existing and expanded services. These factors create an uncertainty about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be neccessary, if the Company is unable to continue as a going concern.


Note 2 - NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
------
         POLICIES

   A.    ORGANIZATION AND NATURE OF THE BUSINESS

     NANNACO, INC. (The Company) was incorporated under the laws of the State of Texas on October 20, 1998, and began operations immediately. The Company provides industrial surface cleaning, surface protection, surface restoration, and other services to commercial and industrial businesses, as well to the owners of historical buildings, operating under the trade name of Surface Pro in order to relate to the principal business activity, since the NANNACO name does not indicate the type of business.


    B.   REVENUE AND COST RECOGNITION

     The Company provides its services on a direct basis. A sale is recognized when the service is provided and an account receivable is recorded or payment is received.

     The criteria for recording a sale is that all agreed services have been provided.

     Supplies and materials are purchased and consumed as necessary.

     The Company warranties its service within the standards and customs of the industry. Refunds and adjustments are recognized when granted.

     C.  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Such estimates relate primarily to depreciable assets and their useful lives.

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)

Note 2 (Continued):

    D.   SALES OF ACCOUNTS RECEIVABLE

     The Company entered into a contract in December, 1998, to sell certain of its accounts receivable as a means of facilitating cash flow and generating working capital. The terms of the contract call for the establishment of a reserve account for charge backs in an amount equal to ten percent (10%) of the accounts sold. This amount is refunded in varying percentages based on the collection of the purchaser. The Company's reserve may also be charged for any account not collected in 90 days. As of September 30, 1999, the Company was contingently liable on $26,340 of accounts receivable, which was secured by a reserve account totaling $2,634. This practice was terminated during the year ended September 30, 2000, and at that date there were no accounts sold, therefore no reserves are withheld and no potential future liability exists for uncollected accounts.

   E.    PROPERTY AND EQUIPMENT

     Equipment and vehicles are stated at cost. Depreciation is calculated on the straight- line method over the estimated useful lives of the assets for book purposes and the Modified Accelerated Cost Recovery System (MACRS) for tax purposes.

   F.    FEDERAL INCOME TAXES

     Provisions for income taxes are calculated on pretax income reported for financial statement purposes. Deferred income taxes or benefit from income taxes are provided through timing differences between the reporting of financial statement income and taxable income. These differences result primarily from the use of straight line depreciation for reporting purposes and Modified Accelerated Cost Recovery System for tax purposes. If material, these differences will be recorded as deferred income taxes or benefit from income taxes. Due to the accumulated deficit from inception to September 30, 2000, no deferred taxes or benefit from income taxes has been provided.

Note 3 - CERTIFICATES OF DEPOSIT
------

     On April 16, 1999, the Company invested $5,000.00 in a certificate of deposit at Frost National Bank for one year at the interest rate of 3.8%. This certificate is pledged as security for a $5,000.00 line of credit, which at September 30, 1999, was in full use by the Company. This certificate matured April 16, 2000, paying $190 in interest, and was renewed at a rate of 5.5% per annum, but was redeemed on July 6, 2000, including $56 interest income.

     On June 23, 2000, the Company invested in two certificates of deposit in the amounts of $20,000 each, earning interest at the rate of 5.75% annually. These certificates mature in one year from the date of purchase. Both certificates secure notes payable and have interest income accrued in the amount of $312 each at September 30, 2000.

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)

Note 4 - CASH HELD IN ESCROW
------

     On June 12, 2000, an amount of $20,000 was deposited into the Company attorney's escrow account for the payment of Company expenses associated with the attorney's activities. To September 30, 2000, expenses in the amount of $17,528 have been paid out by the attorney for Company benefit. This leaves the balance at $2,472 on deposit. All of this activity has been included in the Company's books.

Note 5 - ACCOUNTS RECEIVABLE
------

    A.   ACCOUNTS RECEIVABLE - TRADE

     The trade accounts receivable are recorded by the date of the invoice, which is the date the work is completed. The terms on the invoices are due upon completion, unless other arrangements are made prior to the beginning of the project. At September 30, 2000, the balance of trade receivables was $20,304, which is deemed to be 100% collectible in full. At September 30, 1999, there was a balance of $174,364 due, of which $150,000 has been determined to be uncollectible. Texas sales taxes on this amounted to $10,238, therefore the charge against income was $139,762.


   B.    TRADE RECEIVABLE RESERVE

     In compliance with the agreement to sell receivables to a third party, an amount equal to 10% of the balances of the accounts was required to remain on deposit with the third party purchaser of the accounts. This amount was adjusted monthly to equal the specified amount. At September 30, 1999, there was a balance retained in the amount of $2,634. This amount was refunded at the end of the agreement, which terminated during the year ended September 30, 2000, and as of that date, there was no reserve deposit in existence.

   C.    OTHER ACCOUNTS RECEIVABLE

     At September 30, 2000, the other accounts receivable consisted $51,000 in cash advances to individuals who are assisting in the expansion of the Company. These advances are short term and are anticipated to be repaid in full during the next fiscal year.

     For the period ended September 30, 1999, the other receivables consisted of $87 in interest accrued ont the $5,000 certificate of deposit and a $27,000 cash advance to an individual, which was repaid in the year ended September 30, 2000.

Note 6 - INVESTMENT IN MUTUAL FUNDS
------

     On July 10, 2000, an amount of $520,000 was invested, through a broker, in mutual funds and certificates of deposit in an effort to maximize earnings on idle funds. During the period, funds were withdrawn as necessary to meet obligations, leaving a cost basis of $255,555 invested at September 30, 2000. This amount had a market value of $267,913at September 30, 2000.

                                   (Continued)

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)

Note 6 - INVESTMENT IN MUTUAL FUNDS (Continued)
------
     Beginning in August, 2000, the Company was allowed to draw cash amounts as needed, using the invested funds as security. As of September 30, 2000, funds in the amount of $132,797 had been withdrawn (see Accounts Payable Other) and was secured by the mutual funds investment. Interest in the amount $653 at the rate of 9.625 was charged for the month of September, 2000.

Note 7 - PREPAIDS AND DEPOSITS
------
     The following schedule details the content of the asset Prepaids and
     Deposits:

                                                      09/30/00     09/30/99
                                                     ---------    ---------
         Final month's rent on warehouse             $   1,600     $  1,600
         Prepaid office lease                           24,480
         Prepaid consulting fees                                     25,000
         Prepaid legal fees                             87,382
         Prepaid interest on installment loan            3,863        5,646
                                                     ---------    ---------
            Total prepaids and deposits               $117,325      $32,246
                                                     =========    =========

     The final month's rent on warehouse facility will be absorbed the last month of occupancy of the facility, and the amount will become an expense at that time.

     The prepaid office lease consists of the unamortized portion of a year's lease in the amount of $34,632 on the Company's office facility. The year's lease was prepaid in full on June 14, 2000, with the lease on the premises beginning on June 15, 2000, and continues for a period of twelve months. Each calendar month, 1/12 of the total amount is taken into expense.

     The prepaid consulting fees at September 30, 1999, was for services to be rendered to the Company during the year ended September 30, 2000. The services were rendered and the amount taken to the proper expense.

     The prepaid legal fees was the result of an agreement between the Company and their legal counsel. A retainer of $100,000 was paid to the attorney for future services and applicable expenses. An amount of $5,000 per month plus expenses was to be taken into income by the attorney and a like amount expensed for legal expense by the Company. At September 30, 2000, an amount of $12,618 had been treated in this manner, leaving the amount shown as prepaid. On December 5, 2000, subsequent to the period covered in this report, the attorney has refunded $45,000 to the Company, which will reduce the amount prepaid at that time.

     The prepaid interest amount carried on the balance sheet is the interest included in an installment loan on a vehicle purchased by the company. The amounts taken to expense each period are based on the straight line method over the life of the loan.

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)

Note 8 - EQUIPMENT AND FIXTURES AND VEHICLES
------
     Fixed assets are recorded at cost and are summarized as follows:

                                                  09/30/00            09/30/99
                                                 ---------           ---------
          Equipment                              $ 192,485           $ 132,489
          Vehicles                                  66,714              48,045
                                                 ---------           ---------
             Total Fixed Assets (at Cost)        $ 259,199           $ 180,534
          Less Accumulated Depreciation from
             Inception (October 20, 1998) to
             September 30, 2000                    (58,924)            (26,925)
                                                 ---------           ---------
       Net Fixed Assets at September 30, 2000     $200,275            $153,609
                                                 =========           =========

     Depreciation expense charged against operations for the period ending September 30, 1999 totaled $26,925 and $37,752 for the year ended September 30, 2000.

Note 9 - CURRENT LIABILITIES
------

  A. Bank overdrafts on September 30, 2000 and September 30, 1999 in the amounts of $10,651 and $8,623 respectively, were created by the practice of writing checks at the end of the month and clearing the overdrafts by the first banking day of the following month.

  B. Trade accounts payable of $23,134 and $4,212 for September 30, 2000 and September 30, 1999 were the amounts owed to suppliers, utilities and other monthly operating expenses at the end of the periods. These amounts are cleared during the month following the purchase.

  C. Other accounts payable for September 30, 2000, in the amount of $132,767, is the amount owed to the brokerage firm cash account, secured by mutual funds held by the firm. (See Note 6)

         At September 30, 1999, the other accounts payable consisted of an accumulation of payroll deductions from employees which were expended for the benefit of the employee during the following year.

  D. The accumulations in Sales Taxes Payable and Payroll Taxes Accrued and/or Withheld are the amounts due to government agencies for taxes. The Sales Taxes due is the aggregate unremitted amount due to the State of Texas for sales taxes applicable to commercial jobs. The Payroll Taxes are the employees' portions and the employers' portion of payroll taxes.

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)

Note 10 - LONG TERM LIABILITIES
-------
    A.  INSTALLMENT NOTES PAYABLE
         Installment obligations consist of two notes payable.
         The first note is secured by a vehicle and the endorsement of the Company President, for the purchase of a truck to transport Company equipment from one job site to another. Interest on this obligation is included in the note balance, and capitalized as a deferred charge. This interest is being amortized straight-line method over the term of the note. As of September 30, 2000 and 1999, the details are as follows:

           Note payable to Auto One Acceptance Corporation, payable in 60 monthly installments of $390 each, secured by a 1994 GMC truck.

                                                 09/30/00        09/30/99

               Original Amount                    $23,400         $23,400
               Current Balance                    $10,140         $15,580
               Long-Term Portion                  $ 5,460         $10,900
               Portion due in twelve months       $ 4,680         $ 4,680
               Interest rate                        20.75%          20.75%
               Unamortized interest at 09/30/99   $ 3,863         $ 5,646


         At September 30, 1999, a second note payable was secured by the guarantee of the Company President and is payable to Frost National Bank. Interest, at the rate of 10% per annum, is not included in the balance and is taken into expense as it paid. This note is payable in 21 monthly installments at the amount of $750.00 each. This note was retired during the year ended September 30, 2000. The details as of September 30, 1999 were as follows:

                           Original Amount                    $14,000
                           Long-Term Portion at 09/30/99      $ 6,042
                           Portion due in twelve months
                                    at September 30, 1999     $ 7,958
                           Interest Rate                           10%
                           Due Date                           Monthly
                           Balance September 30, 2000$            -0-

         On February 19, 2000, an installment loan was obtained from Bank One. This note is secured by the personal guarantee of the Company president and is payable in sixty monthly installments of $745 each. The interest rate is 10% per annum. The details at September 30, 2000 are as follows:

                           Original Amount                    $35,000
                           Current Balance                    $29,374
                           Long-Term Portion                  $23,076
                           Portion due in twelve months       $ 6,298
                           Interest Rate                           10%
                           Due Date                           Monthly

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)

Note 10 - LONG TERM LIABILITIES (Continued)
-------
    B.   NOTES PAYABLE - LINES OF CREDIT

         At September 30, 1999, the Company has established a line of credit with two banks. The Frost National Bank note is secured by a certificate of deposit (Note 3). The details on the Frost National Bank loan are:

                 Original Amount                     $5,000
                 Long-Term Portion at 09/30/99          -0-
                 Portion due in twelve months
                         at September 30, 1999       $5,000
                 Interest Rate                         11.8%
                 Balance at September 30, 2000       $  -0-

         The Bank One line of credit loan was originated on July 15, 1999, and was secured by the personal guarantee of the Company president. The due date is July 15, 2001, with interest at prime plus 1.25% to be paid monthly.

              Available Amount                    $35,000
              Balance September 30, 2000          $34,980
              Long-Term Portion at 09/30/00       $   -0-
              Portion due in twelve months
                      at September 30, 2000       $34,980
              Interest Rate                       Prime plus 1.25%
              Due date                            07/15/01

         Additionally, on June 21, 2000, the company established two new line of credit notes with the Frost National Bank. These notes are identical in structure and allow draws up to $20,000 each. Both notes are secured by certificates of deposit (See Note 3). The two notes are due June 21, 2001 and both require interest on the outstanding balance at the rate of 9.5% per annum. The summary of both notes is as follows:

                                                Note #1     Note #2

             Available Amount                   $20,000     $20,000
             Balances at 09/30/00               $19,450     $18,000
             Long-Term Portion at 09/30/00      $   -0-     $   -0-
             Portion Due in Twelve Months       $19,450     $18,000
             Interest Rate                          9.5%        9.5%
             Due Dates                         06/21/01    06/21/01

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)

Note 10 - LONG TERM LIABILITIES (Continued)
-------
    C.   NOTE PAYABLE - INDIVIDUAL

         The Company obtained a startup loans from an individual. This loan is due within five years of incorporation in cash or stock in the corporation. There is no provision for interest. This note was partially repaid and partially converted to common stock during the year. The note is as follows:

            Mark A. Tresch                              $ 32,950
                                                        ========

Note 11- LOANS FROM SHAREHOLDER
-------
         Due to the rapidly expanding business opportunities, the Company has been compelled to seek capital on an interim basis to support its expanding operation and to purchase additional equipment to meet these needs. One stockholder, Clifford Munson, has made these necessary advances in the amount of $234,936 at September 30, 1999. These loans were liquidated during the year ended September 30, 2000.

Note 12 - LEASE COMMITMENTS
-------
         The Company leases its warehouse location on an annual basis. This lease for twelve months is in the amount of $18,674, payable in monthly installments of $1,600 per month following an initial payment of $1,074. The last month's rent in the amount of $1,600 remains on deposit with the lessor.

         The Company also leases office space for its operation. This lease is for twelve months and is in the amount of $34,632, which was paid in advance. The period of the lease is from June 15, 2000 through June 15, 2001. The prepayment is amortized each month in the amount of $2,886 (See Note 7).

Note 13 - COMMON STOCK, PREFERRED STOCK, PAID IN SURPLUS
-------
         NANNACO, Inc. was originally chartered on October 20, 1998, under the laws of the State of Texas. 1,000 shares of $1 par value common stock was authorized. Of this, 500 shares were issued on organization of the corporation.

         The Paid-In Surplus in the amount of $108,039 on organization was generated from equipment contributed by the founder and president upon incorporation of the Company and was approved by the board of directors.

         On June 1, 1999, the Company amended its charter to authorize the issuance of additional common stock and one class of preferred stock. This amendment authorized a change from one thousand (1,000) shares of $1.00 par value common stock to fifty million (50,000,000) shares of $0.001 par value common stock and 10,000,000 shares of preferred stock.

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)

Note 13 - COMMON STOCK, PREFERRED STOCK, PAID IN SURPLUS (Continued)
-------
         During the period of June 1, 1999 through July 1, 1999, the Company or converted 19,999,800 shares of this new value of common stock. To date, no shares of the preferred stock have been issued.

         On March 10, 2000, at a duly called stockholders meeting, a 1,000,000 to one reverse stock split was approved with all certificates under 1,000,000 shares being canceled. The result of this reverse stock split resulted in only one stockholder, Andrew DeVries III, remaining.

         Exhibit A on Page 18 of this report reflects this common stock activity.

         On March 31, 2000, a 1,000,000 to 1 forward split was declared by the board of directors. This resulted in Andrew DeVries III, the only stockholder, now holding 12,000,000 shares.

         Subsequently, on May 22, 2000, debt being held for conversion was converted and the appropriate shares were issued to the debtors. A corrective issue took place on August 8, 2000.

         On June 24, 2000, 1,443,400 shares of common stock were sold in a Regulation D private offering. These shares were sold at $1 per share pursuant to Rule 506 and were entirely private transactions.

         On July 24, 2000, Andrew DeVries III canceled one of his 1,000,000 personal certificates and distributed it as a personal gift to ten individuals.

    EXHIBIT B ON PAGE 19 OF THIS REPORT REFLECTS THE ACTIVITIES OF MARCH 31,
                       MAY 22, JUNE 24, AND JULY 24, 2000

         On August 21, 2000, Form SB-2 Registration Statement was filed under the Securities Act of 1933 was filed with the Securities and Exchange Commission of the United States. On October 5, 2000, the SEC issued issued their comments, and at this time, the Company attorney is in the process of preparing a response.

         In April of 2000, NANNACO, Inc. became aware of the fact that certain individuals had raised money from five investors on behalf of the Company. These investors had been promised NANNACO, Inc. common stock in exchange for their money. The Company never received any of the funds raised from these investors. In an effort to protect the good name of the Company, the Board of Directors agreed to honor the investment

                                   (Continued)

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)

Note 13 - COMMON STOCK, PREFERRED STOCK, PAID IN SURPLUS (Continued)
-------
         made by these individuals and to issue them the appropriate number of shares, in exchange for Memoranda of Agreement agreeing not to take legal action against the Company. This transaction was treated as an operating expense during the year ended September 30, 2000, with the appropriate entries to Common Stock and Paid-In Surplus.

         Exhibit C on Page 20 of this report reflects this common stock activity

         On May 22, 2000, 50,000 shares of common stock in the Company were issued in exchange for consulting services. This transaction was treated as an operating expense for the year ended September 30, 2000, and proper treatment in the Common Stock and Paid-In Surplus accounts

         Exhibit D on Page 20 of this report reflects this common stock activity

Note 14 - ERROR CORRECTIONS

         For the period beginning October 20, 1998 (date of inception) and ended September 30, 1999, there is no basis for recording the income tax benefits or the deferred tax asset reflected in the financial statements for the period. Additionally, for the same period, it has been deemed that all of the organization expenses should be expensed in full, instead of amortized over a 60 month period, as previously recorded. Proper adjustments have been made to the proper accounts and the financial statements for the period have been restated.

Note 15 - SUBSEQUENT EVENTS

         On December 7, 2000, an agreement was signed for the purchase of the Company's Convertible Promissory Note in the amount of $140,000. This note was for conversion to 140,000 shares of NANNACO, Inc. common stock. The conversion date is set as September 25, 2001. Funds have been received by the Company following the close of the Company's books on September 30, 2000.

         On December 11, 2000, two additional agreements were signed for the purchase of the Company's Convertible Promissory Note in the amount of $205,500. These notes were for conversion to 205,500 shares of NANNACO, Inc. common stock. The conversion date is set as September 25, 2001. Funds have been received by the Company following the close of the Company's books on September 30, 2000.

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)




EXHIBIT A

                                                                                                                          N
                                                                                                                          O
ISSUE                            NANNACO, Inc.            RELATED                                         ACCOUNTING      T  ISSUED
DATE            HOLDER           RELATIONSHIP             PARTY                PRICE  BASIS FOR PRICE     TREATMENT       E  SHARES
----            ------           ------------             -------              -----  ---------------     ----------      -  ------
 Original Incorporators ($1 Par Value Common Stock):
---------------------------------------------------
12/1/98 Linda J. Morton          Administrative Systems   Mother of President   1.00 Original Investment  Paid Investment       125
12/1/98 Andrew DeVries, III      President                                      1.00 Original Investment  Paid Investment        75
12/1/98 Ian Wellborn             Technical Advisor                              1.00 Original Investment  Paid Investment(1)     50
12/1/98 Mark Triesch             Corporate Attorney                             1.00 Original Investment  Paid Investment(1)     50
12/1/98 Clifford Munson          Accounting Consultant                          1.00 Original Investment  Paid Investment(1)     35
12/1/98 Mark Sarlo               Procedures Consultant                          1.00 Original Investment  Paid Investment(1)     50
12/1/98 Albert Limon             Technical Advisor                              1.00 Original Investment  Paid Investment(1)     15
12/1/98 Kevin Morton             Consultant               Step Father of Pres.  1.00 Original Investment  Paid Investment        50
12/1/98 Andrew DeVries, Jr.      Management Consultant    Father of President   1.00 Original Investment  Paid Investment        50
                                                                                                                               ----
  Total Original Issue                                                                                                          500
2/15/99 Certificates Surrendered:
------- -------------------------
        Linda J. Morton                                                                                                        (125)
        Andrew DeVries, III                                                                                                     (75)
        Kevin Morton                                                                                                            (50)
        Andrew DeVries, Jr.                                                                                                     (50)
                                                                                                                               ----
  Total Certificates Surrendered                                                                                               (300)
                                                                                                                               ----
  Balance Outstanding                                                                                                           200
  Issued in Accordance with Charter Amendment of June 1, 1999:
--------------------------------------------------------------
06/1/99 Linda J. Morton           Administrative Systems  Mother of President   0.001 Services            Expensed       (1)   8,000
06/1/99 Andrew DeVries, Jr.       President                                     0.001 Services            Expensed       (1) 203,000
06/1/99 Ian Wellborn              Technical Advisor                             0.001 Services            Expensed       (1)   3,000
06/1/99 Mark Triesch              Corporate Attorney                            0.001 Services            Expensed       (1)  15,000
06/1/99 Mark Sarlo                Procedures Consultant                         0.001 Services            Expensed       (1)   3,000
06/1/99 Albert Limon              Employment                                    0.001 Services            Expensed       (1)   3,000
06/1/99 Clifford Munson           Accounting Consultant                         0.001 Services            Expensed       (1)  30,000
07/1/99 WAPI                      Consultants                                   0.001 Services            Expensed       (1)
07/1/99 WAPI                      Consultants                                   0.001 Services            Expensed       (1)
07/1/99 WAPI                      Consultants                                   0.001 Services            Expensed       (1)
07/1/99 Petty Interna             Consultant.                                   0.001 Services            Expensed       (1) 300,000
07/1/99 W.M. Jackson Escrow Agent Trust shares for expansion                    0.001 Services            Expensed       (1) 300,000
07/1/99 W.M. Jackson Escrow Agent Trust shares for expansion                    0.001 Services            Expensed       (1) 300,000
07/1/99 W.M. Jackson Escrow Agent Trust shares for expansion                    0.001 Services            Expensed       (1) 300,000
07/1/99 W.M. Jackson Escrow Agent Trust shares for expansion                    0.001 Services            Expensed       (1) 300,000
07/1/99 W.M. Jackson Escrow Agent Trust shares for expansion                    0.001 Services            Expensed       (1) 300,000
07/1/99 W.M. Jackson Escrow Agent Trust shares for expansion                    0.001 Services            Expensed       (1) 300,000
07/1/99 W.M. Jackson Escrow Agent Trust shares for expansion                    0.001 Services            Expensed       (1) 300,000
07/1/99 W.M. Jackson Escrow Agent Trust shares for expansion                    0.001 Services            Expensed       (1) 300,000
07/1/99 W.M. Jackson Escrow Agent Trust shares for expansion                    0.001 Services            Expensed       (1) 300,000
07/1/99 W.M. Jackson Escrow Agent Trust shares for expansion                    0.001 Services            Expensed       (1) 300,000
07/1/99 Ley Industries, Inc       Business Development Consultant               0.001 Services            Expensed       (1) 600,000
07/1/99 Millennium Business Assoc Public Relations Consultant                   0.001 Services            Expensed       (1) 300,000
07/1/99 CPR Holdings, Inc         Business Development Consultant               0.001 Services            Expensed       (1) 500,000
07/1/99 DPA Holdings              Business Development Consultant               0.001 Services            Expensed       (1) 600,000
07/1/99 R. Jay Cassell            Local Business Development                    0.001 Services            Expensed       (1) 100,000
07/1/99 R. Jay Cassell            Local Business Development                    0.001 Services            Expensed       (1) 100,000
07/1/99 R. Jay Cassell            Local Business Development                    0.001 Services            Expensed       (1) 100,000
07/1/99 R. Jay Cassell            Local Business Development                    0.001 Services            Expensed       (1) 100,000
07/1/99 R. Jay Cassell            Local Business Development                    0.001 Services            Expensed       (1) 100,000
07/1/99 R. Jay Cassell            Local Business Development                    0.001 Services            Expensed       (1) 100,000
07/1/99 Andrew DeVries III        President                                     0.001 Services            Expensed(1&2)(1)12,099,800
07/1/99 Mark Triesch              Corporate Attorney                            0.001 Services            Expensed       (1) 200,000
07/1/99 Mark Triesch              Corporate Attorney                            0.001 Services            Expensed       (1) 200,000
07/1/99 Mark Triesch              Corporate Attorney                            0.001 Services            Expensed       (1) 200,000
07/1/99 Mark Triesch              Corporate Attorney                            0.001 Services            Expensed       (1) 200,000
07/1/99 Mark Triesch              Corporate Attorney                            0.001 Services            Expensed       (1) 200,000
07/1/99 W.M. Jackson              Bookkeeper                                    0.001 Services            Expensed       (1)  35,000
     Balances September 30, 1999

(1)  Certificates  cancelled in 1,000,000 to 1 reverse  split on March 10, 2000.

(2) Certificate reissued for 12 shares as a result of 1,000,000 to 1 reverse split on March 10, 2000, then cancelled and reissued for 12,000,000 shares follwing 1,000,000 to 1 forward split on March 31, 2000.

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)



EXHIBIT B

ISSUE                           NANNACO, Inc       SHARE       DEBT      ACCOUNTING  TREATMENT     NUMBER
DATE    HOLDER                  RELATIONSHIP       PRICE     CONVERTED   COMMON ST   PAID IN CAP   SHARES
----    ------                  ------------       -----    ----------   ---------   -----------   ------
5/22/00 Dave Lennox             Lender             0.500      30,000           60      29,940      60,000
5/22/00 Vinh Bao Phong          Lender             1.00        2,000            2       1,998       2,000
5/22/00 Joseph Shunta           Lender             0.500      40,000           80      39,920      80,000
5/22/00 Kenneth Triesch         Lender             0.500      20,000           40      19,960      40,000
5/22/00 W.M. Jackson            Lender             0.500      35,000           70      34,930      70,000
5/22/00 Robert Welch            Lender             1.00        5,000            5       4,995       5,000
5/22/00 John Starnes            Lender             0.670      10,000           15       9,985      15,000
5/22/00 Joseph Butler           Lender             0.670      10,000           15       9,985      15,000
5/22/00 Ralph Polito            Lender             0.670      10,000           15       9,985      15,000
5/22/00 Arthur W. Hughes        Lender             1.00        2,000            2       1,998       2,000
5/22/00 Dwayne Muzny            Lender             1.00        1,000            1         999       1,000
5/22/00 Michael Mason           Lender             1.00        3,000            3       2,997       3,000
5/22/00 Jeff Sergent            Lender             1.00        2,300            2       2,297       2,300
5/22/00 Hector Moreno           Lender             1.00        1,200            1       1,199       1,200
5/22/00 The Joy Foundation      Lender             0.500     250,000          500     249,500     500,000
5/22/00 Brad Stapp              Lender             1.00        1,000            1         999       1,000
5/22/00 Brett Vallery           Lender             1.00        1,000            1         999       1,000
5/22/00 Johnny Alexander        Lender             1.00        2,000            2       1,998       2,000
5/22/00 Long H. Nguyen          Lender             5.00        5,000            5       4,995       5,000
5/22/00 Roger N. Smith          Lender             0.500      25,000           50      24,950      50,000
5/22/00 Mark Sarlo              Lender             0.100       5,000           50       4,950      50,000
5/22/00 Mark Triesch            Lender             0.500      14,500           29      14,471      29,000
5/22/00 James Lestos III        Lender             0.500      35,000           70      34,930      70,000
5/22/00 Andrew DeVries III      Originator (1)     0.001           0        1,000           0   1,000,000
5/22/00 Andrew DeVries III      Originator (1)     0.001           0        1,000           0   1,000,000
5/22/00 Andrew DeVries III      Originator (1)     0.001           0        1,000           0   1,000,000
5/22/00 Andrew DeVries III      Originator (1)     0.001           0        1,000           0   1,000,000
5/22/00 Andrew DeVries III      Originator (1)     0.001           0        1,000           0   1,000,000
5/22/00 Andrew DeVries III      Originator (1)     0.001           0        1,000           0   1,000,000
5/22/00 Andrew DeVries III      Originator (1)     0.001           0        1,000           0   1,000,000
5/22/00 Andrew DeVries III      Originator (1)     0.001           0        1,000           0   1,000,000
5/22/00 Andrew DeVries III      Originator (1)     0.001           0        1,000           0   1,000,000
5/22/00 Andrew DeVries III      Originator (1)     0.001           0        1,000           0   1,000,000
5/22/00 Andrew DeVries III      Originator (1)     0.001           0        1,000           0   1,000,000
5/22/00 Andrew DeVries III      Originator (1)     0.001           0        1,000           0   1,000,000
7/13/00 The Joy Foundation      Investor           1.00            0          943     942,457     943,400
7/13/00 Carlievegen Enterprises Investor           1.00            0          500     499,500     500,000
5/22/00 Andrew DeVries III      Personal Gift (2)  0.001           0       (1,000)          0  (1,000,000)
7/24/00 Shari Massey            Personal Gift (2)  0.001           0           30                  30,000
7/24/00 Shari Massey            Personal Gift (2)  0.001           0           10                  10,000
7/24/00 Shari Massey            Personal Gift (2)  0.001           0           10                  10,000
7/24/00 Linda Conley            Personal Gift (2)  0.001           0            5                   5,000
7/24/00 Eugenio Aguilar         Personal Gift (2)  0.001           0           10                  10,000
7/24/00 Roger N. Smith          Personal Gift (2)  0.001           0           16                  16,000
7/24/00 Arthur W. Hughes        Personal Gift (2)  0.001           0            4                   4,000
7/24/00 Jeff Sergent            Personal Gift (2)  0.001           0            0                     300
7/24/00 Mark Sarlo              Personal Gift (2)  0.001           0           15                  14,700
7/24/00 Robert Welch            Personal Gift (2)  0.001           0          200                 200,000
7/24/00 John G. Gutierrez       Personal Gift (2)  0.001           0           50                  50,000
7/24/00 Dale A. Heine           Personal Gift (2)  0.001           0          200                 200,000
7/24/00 Jerry Bromberg          Personal Gift (2)  0.001           0          450                 450,000
 8/8/00 Lavon Dan Baker         Lender             1.00        4,500            5       4,495       4,500
 8/8/00 Hector Moreno           Lender             1.00        3,800            4       3,796       3,800
 8/8/00 Robert Martin           Lender             1.00        1,200            1       1,199       1,200
 8/8/00 Richard Beymer          Lender             1.00          200            0         200         200
                                                          -----------------------------------------------
                                                             519,700       14,472   1,960,627  14,472,600
                                                          ===============================================


(1)  Issued in accordance with 1,000,000 to 1 split on March 31, 2000.
(2)  Gift of personal holdings by President.

                                  NANNACO, INC.
                         (A Developement Stage Company)
                               d.b.a. Surface Pro
                          NOTES TO FINANCIAL STATEMENTS
                    For the Year Ended September 30, 2000 and
           the Period of October 20, 1998 (date of inception) through
                               September 30, 1999
                            (See Accountants' Report)


Exhibit C

ISSUE                       NANNACO, Inc.        SHARE   EXPENSED  ACCOUNTING  TREATMENT     NUMBER
DATE    HOLDER              RELATIONSHIP         PRICE   AMOUNT    COMMON ST   PAID IN CAP   SHARES
5/22/00 Eugenio Aguilar     Claim Settlement     1.000   5,000            5         4,995     5,000
5/22/00 Linda Conley        Claim Settlement     1.000   3,000            3         2,997     3,000
5/22/00 Edward Canahuati    Claim Settlement     1.000  10,000           10         9,990    10,000
5/22/00 Cameron Cappleman   Claim Settlement     1.000   1,000            1           999     1,000
5/22/00 Kenneth Davidson    Claim Settlement     0.500 208,000          416       207,584   416,000
                                                       --------------------------------------------
                                                       227,000          435       226,565   435,000
                                                       ============================================


Exhibit D

5/22/00 Stephen Payne       Consultant           1.00   50,000           50       49,950     50,000
                                                        ===========================================
Total Common Stock Outstanding at September 30, 2000                 14,957    2,237,142 14,951,600
                                                                     ==============================


                                  NANNACO, INC
                               d.b.a. Surface Pro
                                 Balance Sheets
                           December 31, 2000 and 1999




                                     ASSETS

                                                          December     December
                                                          31, 2000     31, 1999
                                                          --------     --------
Current Assets:
   Cash on hand and in banks                              $    932     $    548
   Certificates of deposit                                  41,443        5,135
   Cash held in escrow                                       2,472
   Accounts receivable
               Trade                                        15,422      163,920
               Trade receivable reserve                      1,188
               Other                                         2,429       38,500
                                                          --------     --------
                           Total accounts receivable        17,851      203,608
                                                          --------     --------

   Investment in mutual funds (at cost, fair market
               value at December 31, 2000-$178,996)        221,341


Other Current Assets:
   Prepaids and deposits                                    50,478       33,949
                                                          --------     --------
                           Total current assets            334,517      243,240
Notes Receivable:
   Loans receivable - investors (two year maturity)        135,000       15,935


Fixed Assets:
   Equipment and fixtures                                  196,436      132,489
   Vehicles                                                 93,783       58,235
   Less: accumulated depreciation                          (70,629)     (34,569)
                                                          --------     --------
                           Net property and equipment      219,590      156,155
                                                          --------     --------

TOTAL ASSETS                                              $689,107     $415,330
                                                          ========     ========



                                   UNAUDITED

                                  NANNACO, INC
                               d.b.a. Surface Pro
                                 Balance Sheets
                           December 31, 2000 AND 1999




                      LIABILITIES AND STOCKHOLDER'S EQUITY

                                                                   December   December
                                                                   31, 2000   31, 1999
                                                                   --------   --------
Current Liabilities:
   Bank overdrafts                                               $        0   $ 37,230
   Accounts payable - trade                                          28,918      5,812
   Accounts payable - other                                         117,902      8,575
   Current portion of notes payable                                 394,788    183,905
   Sales taxes payable                                               31,682     40,620
   Payroll taxes accured and/or withheld                             41,071     45,731
                                                                 ----------   --------
                        Total current liabilities                   614,361    321,873

Long-Term Liabilities:
   Installment notes payable                                         37,614     14,410
   Notes payable - banks (lines of credit)                           65,835     49,799
   Stock conversion notes payable                                   317,975    159,000
   Less: current portion                                           (394,788)  (183,905)
                                                                 ----------   --------
                        Net long-term debt                           26,636     39,304
                                                                 ----------   --------

Other Liabilities:
   Loans from shareholders                                                0    267,886
                                                                 ----------   --------
                        Total liabilities                           640,997    629,063


Stockholders' Equity:
   Common stock (1,000   shares $1 par value  authorized
     0 shares issued and outstanding at 12/31/00
     200 shares issued and outstanding at 12/31/99)                                200
     (50,000,000 shares $0.001 par value authorized,
     14,957,600 shares issued and outstanding at
     12/31/00, 19,999,800 shares issued and outstanding
     at 12/31/99)                                                    14,958     19,999
   Preferred stock - 10,000,000 shares authorized, none issued and outstanding
   Paid in surplus                                                1,735,810    108,839
   Retained deficit                                              (1,702,658)  (342,771)
                                                                 ----------   --------
                        Total stockholder's equity                   48,110   (213,733)
                                                                 ----------   --------

TOTAL LIABLITIES AND STOCKHOLDER'S EQUITY                        $  689,107   $415,330
                                                                 ==========   ========


                                      -45-
                                   UNAUDITED

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                 Statements of Operations and Retained Deficits
          For the three months periods ended December 31, 2000 and 1999

                                                            December   December
                                                            31, 2000   31, 1999
                                                            --------   --------
Income:
   Residential wood restoration                             $ 11,192   $  3,833
   Residential stone restoration                                 940        708
   Residential sealing                                        18,787      7,593
   Residential pressure cleaning                               1,915        819
   Commercial pressure cleaning                                5,510      4,794
   Commerdial environmental services                          19,442     14,658
   Commercial historical restoration                           8,209      2,959
   Less: refunds and adjustments                                   0          0
                                                            --------   --------
               Total                                          65,995     35,364

Cost of Sales:
   Wages                                                     100,565    103,233
   Supplies                                                   16,777     17,369
   Contract labor                                              5,390         55
                                                            --------   --------
               Total cost of sales                           122,732    120,657
                                                            --------   --------

Gross Profit (Loss)                                          (56,737)   (85,293)

Administrative and General:
   Advertising and public relations                           10,231      5,205
   Bank charges and wire fees                                    258      1,669
   Commissions                                                36,600     37,900
   Gas, fuel and oil                                           5,021      9,504
   Depreciation                                               11,705      7,644
   Dues and subscripitions                                     1,031
   Factoring fees                                                         1,446
   Insurance                                                   7,292      2,290
   Legal and professional                                     43,528      4,204
   Meals and entertainment                                                   62
   Miscellaneous                                               3,629        159
                                                            --------   --------
         Subtotal administrative and general expenses       $119,295   $ 70,083

                                      -46-
                                   (CONTINUED)

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                 Statements of Operations and Retained Deficits
          For the three months periods ended December 31. 2000 and 1999


                                                                    December    December
                                                                    31, 2000    31, 1999
                                                                    --------    --------

Subtotal administrative and general expenses -
   (Brought forward):                                               $119,295     $70,083

   Office supplies                                                     2,283       2,136
   Officer compensation                                               48,425      22,400
   Payroll tax expense                                                10,989       9,611
   Penalties                                                           7,084
   Rent                                                               19,358       4,800
   Repairs and maintenance                                             6,700         152
   Other taxes                                                           230
   Stock registration expense                                          7,035
   Supplies and tools
   Telephone                                                           9,634       6,011
   Trade show expense                                                  1,333
   Travel and entertainment                                            3,213
   Utilities                                                             561         181
                                                                    --------    --------
                Total administrative and general expenses            229,105     122,409
                                                                    --------    --------


Net Income (Loss) from Operations                                  (285,842)    (207,702)


Other Income (Expense)
   Interest income                                                     3,249          48
   Divivdend income                                                   17,692
   Loss on disposition of securities                                  (1,906)
   Interest Expense                                                  (16,313)     (3,622)
                                                                    --------    --------
                Total other income (expense)                           2,722      (3,574)
                                                                    --------    --------


Net Income (Loss) to Retained Earnings                              (283,120)   (211,276)

Retained earnings, beginning of period                            (1,419,538)   (131,495)
                                                                  ----------    --------


Retained Earnings, End of Period                                 ($1,702,658)   ($342,771)
                                                                 ============   ==========

Net (loss) per share of common stock for three month period         ($0.0189)  ($0.0156)
                                                                    ========    ========


                                   UNAUDITED

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                            Statements of Cash Flows
          For the three months periods ended December 31. 2000 and 1999

                                                                          December     December
                                                                          31, 2000     31, 1999
                                                                          --------     --------
Cash flows from operating activities:
Net income (loss)                                                        ($283,120)   ($211,276)
    Adjustments to reconcile net income to net cash
    provided by operating activities:
         Depreciation                                                       11,705        7,644
         (Increase) decrease in accounts receivable                         53,453          390
         Increase (decrease) in bank overdraft                             (10,651)      28,607
         Increase (decrease) in accounts payable                            (9,111)       1,500
         Increase (decrease) in taxes payable                               (5,046)      45,528
                                                                         ---------    ---------
                     Total adjustments                                      40,350       83,669
                                                                         ---------    ---------

                     Net cash provided (used) by operating
                     activities                                           (242,770)    (127,607)

Cash Flows from investing activities:
         (Purchase) of equipment and vehicles                              (31,020)     (10,190)
         (Increase) in loans receivable                                   (135,000)     (15,935)
         (Increase) decrease in prepaids and deposits                       66,847       (1,703)
         (Increase) decrease in investments                                 33,395          (48)
                                                                         ---------    ---------

                                 Net cash provided (used) by investing
                                 activities                                (65,778)     (27,876)

Cash Flows from financing activities:
    Proceeds from loans convertible for common stock                       317,975      159,000
    (Retirement) of loans                                                   (8,495)      (5,372)
                                                                         ---------    ---------

                            Net cash provided (used) by investing
                            activities                                     309,480      153,628
                                                                         ---------    ---------

Net increase (decrease) in cash and equivalents                                932       (1,855)

Cash and equivalents, beginning of period                                    2,472        2,403
                                                                         ---------    ---------

Cash and equivalents, end of period                                      $   3,404    $     548
                                                                         =========    =========


                                      -48-
                                    UNAUDITED

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                      NOTES TO FINANCIAL STATEMENTS For the
              three month periods ended December 31, 2000 and 1999


Note 1 - NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
------
         POLICIES

     A. ORGANIZATION AND NATURE OF THE BUSINESS

          NANNACO, INC. (The Company) was incorporated under the laws of the State of Texas on October 20, 1998, and began operations immediately. The Company provides industrial surface cleaning, surface protection, surface restoration, and other services to commercial and industrial businesses, as well to the owners of historical buildings, operating under the trade name of Surface Pro in order to relate to the principal business activity, since the NANNACO name does not indicate the type of business.

     B. REVENUE AND COST RECOGNITION

          The Company provides its services on a direct basis. A sale is recognized when the service is provided and an account receivable is recorded or payment is received.

          The criteria for recording a sale is that all agreed services have been provided.

          Supplies and materials are purchased and consumed as necessary.

          The Company warranties its service within the standards and customs of the industry. Refunds and adjustments are recognized when granted.

     C. USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Such estimates relate primarily to depreciable assets and their useful lives.

     D. PROPERTY AND EQUIPMENT

          Equipment and vehicles are stated at cost. Depreciation is calculated on the straight- line method over the estimated useful lives of the assets for book purposes and the Modified Accelerated Cost Recovery System (MACRS) for tax purposes.

     E. FEDERAL INCOME TAXES

          Provisions for income taxes are calculated on pretax income reported for financial statement purposes. Deferred income taxes or benefit from income taxes are provided through timing differences between the reporting of financial statement income and taxable income. These differences result primarily from the use of straight line depreciation for reporting purposes and Modified Accelerated Cost Recovery System for tax purposes. If material, these differences will be recorded as deferred income taxes or benefit from income taxes. Due to the accumulated deficit from inception to Decemberm31, 2000, no deferred taxes or benefit from income taxes has been provided.

Note 2 - CERTIFICATES OF DEPOSIT

          On April 16, 1999, the Company invested $5,000.00 in a certificate of deposit at Frost National Bank for one year at the interest rate of 3.8%. This certificate is pledged as security for a $5,000.00 line of credit, which at December 31, 1999, was in full use by the Company. This certificate matured April 16, 2000, paying $190 in interest, and was renewed at a rate of 5.5% per annum, but was redeemed on July 6, 2000, including $56 interest income.



                                      -49-
                                    UNAUDITED

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                      NOTES TO FINANCIAL STATEMENTS For the
              three month periods ended December 31, 2000 and 1999

Note 2 - CERTIFICATES OF DEPOSIT (Continued):

          On June 23, 2000, the Company invested in two certificates of deposit in the amounts of $20,000 each, earning interest at the rate of 5.75% annually. These certificates mature in one year from the date of purchase. Both certificates secure notes payable and have interest income accrued in the amount of $721 each at December 31, 2000.

Note 3 - CASH HELD IN ESCROW

          On June 12, 2000, an amount of $20,000 was deposited into the Company attorney's escrow account for the payment of Company expenses associated with the attorney's activities. To December 31, 2000, expenses in the amount of $17,528 have been paid out by the attorney for Company benefit. This leaves the balance at $2,472 on deposit. All of this activity has been included in the Company's books.

Note 4 - ACCOUNTS RECEIVABLE

     A. TRADE RECEIVABLE RESERVE

     In compliance with the agreement to sell receivables to a third party, an amount equal to 10% of the balances of the accounts was required to remain on deposit with the third party purchaser of the accounts. This amount was adjusted monthly to equal the specified amount. At December 31, 1999, there was a balance retained in the amount of $1,188. This amount was refunded at the end of the agreement, which was subsequently terminated..

     B. OTHER ACCOUNTS RECEIVABLE

     At December 31, 2000, the other accounts receivable consisted of $2,429 in accrued interest on loans to investors.

     For the period ended December 31, 1999, the other receivables consisted of $38,500 in a cash advance to an individual, which was repaid in a subsequent period.

Note 5 - INVESTMENT IN MUTUAL FUNDS

     On July 10, 2000, an amount of $520,000 was invested, through a broker, in mutual funds and certificates of deposit in an effort to maximize earnings on idle funds. Funds were have been as necessary to meet obligations, leaving a cost basis of $221,341 invested at December 31, 2000. This amount had a market value of $178,996at December 31, 2000.

     Beginning in August, 2000, the Company was allowed to draw cash amounts as needed, using the invested funds as security. As of December 31, 2000, funds in the amount of $117,550 were owed, being secured by the investments.

Note 6 - PREPAIDS AND DEPOSITS

     The following schedule details the content of the asset Prepaids and
     Deposits:

                                                  12/31/00           12/31/99
     Final month's rent on warehouse              $   1,600          $  1,600
     Prepaid office lease                            15,822
     Prepaid consulting fees                                           27,000
     Prepaid legal fees                              29,639
     Prepaid interest on installment loan             3,419             5,349
                                                 ----------          --------
              Total prepaids and deposits          $ 50,478          $ 33,949
                                                 ==========          ========



                                      -50-
                                    UNAUDITED

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                      NOTES TO FINANCIAL STATEMENTS For the
              three month periods ended December 31, 2000 and 1999

Note 6 - PREPAIDS AND DEPOSITS (Continued):

     The final month's rent on warehouse facility will be absorbed the last month of occupancy of the facility, and the amount will become an expense at that time.

     The prepaid office lease consists of the unamortized portion of a year's lease in the amount of $34,632 on the Company's office facility. The year's lease was prepaid in full on June 14, 2000, with the lease on the premises beginning on June 15, 2000, and continues for a period of twelve months. Each calendar month, 1/12 of the total amount is taken into expense.

     The prepaid consulting fees at December 31, 1999, was for services to be rendered to the Company during the year ended September 30, 2000. The services were rendered and the amount taken to the proper expense. The prepaid legal fees was the result of an agreement between the Company and their legal counsel. A retainer of $100,000 was paid to the attorney for future services and applicable expenses. An amount of $5,000 per month plus expenses was to be taken into income by the attorney and a like amount expensed for legal expense by the Company. For the period ended December 31, 2000, an amount of $12,743 was expensed. On December 5, 2000, subsequent to the period covered in this report, the attorney has refunded $45,000 to the Company, and reduced the amount prepaid at that time.

     The prepaid interest amount carried on the balance sheet is the interest included in an installment loan on a vehicle purchased by the company. The amounts taken to expense each period are based on the straight line method over the life of the loan.

Note 7 - LOANS RECEIVABLE - INVESTORS

     Several unsecured loans have been made to corporate investors. These loans are for the period of two years and earn interest at the rate of 9.75% per annum.

Note 8 - EQUIPMENT AND FIXTURES AND VEHICLES

     Fixed assets are recorded at cost and are summarized as follows:

                                          12/31/00        12/31/99
                                         ---------       ---------
        Equipment                        $ 196,436       $ 132,489
        Vehicles                            93,783          58,235
                                         ---------       ---------
         Total Fixed Assets (at Cost)    $ 290,219       $ 190,724
        Less Accumulated Depreciation      (70,629)        (34,569)
                                         ---------       ---------
        Net Fixed Assets at
         December 31, 2000 and 1999      $ 219,590       $ 156,155
                                         =========       =========

Note 10 - LONG TERM LIABILITIES

     A. INSTALLMENT NOTES PAYABLE

     Note payable to Auto One Acceptance Corporation, payable in 60 monthly installments of $390 each, secured by a 1994 GMC truck.

                                                 12/31/00        12/31/99
                                                 --------        --------
        Original Amount                          $ 23,400        $ 23,400
        Current Balance                          $  8,240        $ 14,410
        Long-Term Portion                        $  3,560        $  9,730
        Portion due in twelve months             $  4,680        $  4,680
        Interest rate                               20.75%          20.75%
        Unamortized interest at 12/31/00 & 99    $  3,418        $  5,349


                                      -51-
                                   UNAUDITED

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                      NOTES TO FINANCIAL STATEMENTS For the
              three month periods ended December 31, 2000 and 1999


Note 10 - LONG TERM LIABILITIES (Continued):

     On February 19, 2000, an installment loan was obtained from Bank One. This note is secured by the personal guarantee of the Company president and is payable in sixty monthly installments of $745 each. The interest rate is 10% per annum. The details at December 31, 2000 are as follows:

         Original Amount                    $35,000
         Current Balance                    $29,374
         Long-Term Portion                  $23,076
         Portion due in twelve months       $ 6,298
         Interest Rate                          10%
         Due Date                           Monthly


    B.   NOTES PAYABLE - LINES OF CREDIT

     The Company has established a line of credit with two banks. The Frost National Bank note is secured by a certificate of deposit (Note2). The details on the Frost National Bank loan are:

         Original Amount                     $5,000
         Long-Term Portion at 12/31/99          -0-
         Portion due in twelve months
                 at September 30, 1999       $5,000
         Interest Rate                         11.8%
         Balance at December 31, 2000        $  -0-


     The Bank One line of credit loan was originated on July 15, 1999, and was secured by the personal guarantee of the Company president. The due date is July 15, 2001, with interest at prime plus 1.25% to be paid monthly.

                                             12/31/00          12/31/99
                                             --------          --------
          Available Amount                    $35,000           $35,000
          Balance December 31, 2000           $33,834           $35,000
          Long-Term Portion at 12/31/00 & 99  $   -0-           $28,702
          Portion due in twelve months
                  at September 30, 2000       $33,834           $ 6,298
          Interest Rate                      Prime plus 1.25%
          Due date                           07/15/01          07/15/01

     Additionally, on June 21, 2000, the company established two new line of credit notes with the Frost National Bank. These notes are identical in structure and allow draws up to $20,000 each. Both notes are secured by certificates of deposit (See Note 3). The two notes are due June 21, 2001 and both require interest on the outstanding balance at the rate of 9.5% per annum. The summary of both notes is as follows:

                                                        Note #1       Note #2
           Available Amount                             $20,000       $20,000
           Balances at 12/31/00                         $14,000       $18,000
           Long-Term Portion at 12/31/00                $   -0-       $   -0-
           Portion Due in Twelve Months                 $19,450       $18,000
           Interest Rate                                    9.5%          9.5%
           Due Dates                                   06/21/01      06/21/01



                                      -52-
                                    UNAUDITED

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                      NOTES TO FINANCIAL STATEMENTS For the
              three month periods ended December 31, 2000 and 1999

Note 10 - LONG TERM LIABILITIES (Continued)

    C.   CONVERSION NOTES  PAYABLE

     In October, 2000, the Company placed $317,975 in notes payable to investors which can be converted to common stock. These notes are for one year and pay interest at 10%.

Note 11- LOANS FROM SHAREHOLDER

     Due to the rapidly expanding business opportunities, the Company has been compelled to seek capital on an interim basis to support its expanding operation and to purchase additional equipment to meet these needs. One stockholder, Clifford Munson, has made these necessary advances in the amount of $267,886 at December 31, 1999. These loans were liquidated during the year ended September 30, 2000.

Note 12 - COMMON STOCK, PREFERRED STOCK, PAID IN SURPLUS

     NANNACO, Inc. was originally chartered on October 20, 1998, under the laws of the State of Texas. 1,000 shares of $1 par value common stock was authorized. Of this, 500 shares were issued on organization of the corporation.

     The Paid-In Surplus in the amount of $108,839 on organization was generated from equipment contributed by the founder and president upon incorporation of the Company and was approved by the board of directors.

     On June 1, 1999, the Company amended its charter to authorize the issuance of additional common stock and one class of preferred stock. This amendment authorized a change from one thousand (1,000) shares of $1.00 par value common stock to fifty million (50,000,000) shares of $0.001 par value common stock and 10,000,000 shares of preferred stock.

     During the period of June 1, 1999 through July 1, 1999, the Company or converted 19,999,800 shares of this new value of common stock. To date, no shares of the preferred stock have been issued.

     On March 10, 2000, at a duly called stockholders meeting, a 1,000,000 to one reverse stock split was approved with all certificates under 1,000,000 shares being canceled. The result of this reverse stock split resulted in only one stockholder, Andrew DeVries III, remaining.

     On March 31, 2000, a 1,000,000 to 1 forward split was declared by the board of directors. This resulted in Andrew DeVries III, the only stockholder, now holding 12,000,000 shares.

     Subsequently, on May 22, 2000, debt being held for conversion was converted and the appropriate shares were issued to the debtors. A corrective issue took place on August 8, 2000.

     On June 24, 2000, 1,443,400 shares of common stock were sold in a Regulation D private offering. These shares were sold at $1 per share pursuant to Rule 506 and were entirely private transactions.

     On July 24, 2000, Andrew DeVries III canceled one of his 1,000,000 personal certificates and distributed it as a personal gift to ten individuals.

     On August 21, 2000, Form SB-2 Registration Statement was filed under the Securities Act of 1933 was filed with the Securities and Exchange Commission of the United States. On October 5, 2000, the SEC issued their comments, and at this time, the Company attorney is in the process of preparing a response.

                                      -53-
                                   UNAUDITED

                                  NANNACO, INC.
                               d.b.a. Surface Pro
                      NOTES TO FINANCIAL STATEMENTS For the
              three month periods ended December 31, 2000 and 1999

Note 13 - MANAGEMENT STATEMENT

     These unaudited financial statements contain all of the adjustments and notes considered necessary by management to make the statements not misleading.

AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES UNDERLYING THE CLASS A WARRANTS OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES AND THE CLASS A WARRANTS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

TABLE OF CONTENTS

Prospectus Summary                                                 2
Risk Factors                                                       3
Where You Can Get Additional Information                           4
Management's Discussion and Analysis                               5
of Financial Condition
Nannaco and its Business                                           9
Security Ownership of Management and
Principal Shareholders                                            15
Management                                                        16
Executive Compensation                                            19
Transactions with Management                                      19
Market for Nannaco's Common Stock
and Related  Stockholder  Matters                                 20
Description of Securities                                         20
Selling Securities Holders                                        21
Selling Securities Holders Plan of Distribution                   22
Transfer Agent                                                    23
Legal Matters                                                     23
Independent Public Accountant                                     23
Financial Statements                                             F-1

UNTIL ______, 2001 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                   NANNACO, INC.
                                      LOGO
                            -------------------------
                                   PROSPECTUS
                            -------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Texas Business Corporations Act

Article 2.02-1 sections J and O of the Texas Business Corporations Act contains provisions authorizing indemnification by the Company of its directors, officers, employees or agents against certain liabilities and expenses which they may incur as our directors, officers, employees or agents of certain other entities. Section H also provides that such indemnification may include payment by us of expenses incurred in defending a civil or criminal action or a proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the indemnified person to repay such payment if he shall be ultimately found not to be entitled to indemnification under the Section. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of Nannaco, Inc., or such other entities. Section R also contains provisions authorizing us to obtain insurance on behalf of any such director, officer employee or agent against liabilities, whether or not we would have the power to indemnify such person against such liabilities under the provisions of the Section.

The indemnification and advancement of expenses provided pursuant to Article
2.02 are not exclusive, and subject to certain conditions, we may make other or further indemnification or advancement of expenses of any of our directors, officers, employees or agents. Because the Articles of Incorporation, as amended, do not otherwise provide, notwithstanding our failure to provide indemnification and despite a contrary determination by the Board of Directors or our shareholders in a specific case, a director, officer, employee or agent who is or was a party to a proceeding may apply to a court of competent jurisdiction for indemnification or advancement of expenses or both, and the court may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses if it determines that the petitioner is entitled to mandatory indemnification pursuant to Section H, J, O or R because he has been successful on the merits, or because we have the power to indemnify on a discretionary basis pursuant to the statute or because the court determines that the petitioner is fairly and reasonably entitled indemnification or advancement of expenses or both in view of all the relevant circumstances.


Articles of Incorporation and By-Laws

Our Articles of Incorporation and By-Laws, as amended, empower us to indemnify current or former directors, officers, employees or agents serving at our request in such capacities in any other enterprise or persons who have served at our request in such capacities in any other enterprise to the full extent permitted by the laws of the State of Texas.

Limitation on Liability

Our Articles of Incorporation eliminate directors' and officers' liabilities to the maximum extent permitted under Texas Law. Thus, even if an officer or director loses a lawsuit, it is possible, unless such officer or director was guilty of gross negligence or willful misconduct in the performance of his/her duties, that we or our insurance carrier will pay the amount of such judgement or settlement and reasonable legal fees.

Article 2.02 of the Texas Business Corporation Act provides that a director is not liable for damages to any person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his duties as a director and director's breach or failure to perform constitutes (i) a violation of criminal law (ii) a transaction from which the director received an improper benefit, (iii) an unlawful distribution, conscious disregard for the best interest of the corporation or willful misconduct in connection with a suit by or in the right of the corporation or by or in the right of a shareholder, or (iv) recklessness or an act of omission in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property in connection with a proceeding by or in the right of someone other than the corporation or a shareholder.



ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee                      $     440
NASD Filing Fee                            NA
Printing Expenses                      10,000
Accounting Fees and Expenses           35,000
Legal Fees and Expenses                50,000
Blue Sky Fees and Expenses              5,000
         Total Estimated Expenses    $110,440

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant sold securities, which were not registered under the Securities Act of 1933, as amended, as follows:

Shares issued pursuant to Section 4(2)

Date              Name                           # of  Shares      Consideration
-------------------------------------------------------------------------------
10/04/99          Mark Triesch                       1,015,050     $ 1,015
10/04/99          Andrew DeVries II                      8,000     $     8
10/04/99          Ian Wellborn                           3,050     $     3
10/04/99          Mark Sarlo                             3,050     $     3
10/04/99          Andrew DeVries III                12,297,800     $12,298
10/04/99          Linda Morton                           8,000     $     8
10/04/99          Albert Limon                           3,015     $     3
10/04/99          Clifford Munson                       27,035     $    27
10/04/99          W.M. Jackson                          35,000     $    35
10/04/99          Petty International, Inc.            300,000     $   300
10/04/99          WAPI                                 700,000     $   700
10/04/99          Ley Industries, Inc.                 600,000     $   600
10/04/99          Millennium Business
                  Associates, Inc.                     300,000     $   300
10/04/99          CPR Holdings, Inc.                   500,000     $   500
10/04/99          DPA Holdings                         600,000     $   600
10/04/99          R. Jay Casell                        600,000     $   600
                                                       -------
                               Total                17,000,000     $17,000


These shares were issued without consideration pursuant to the Nannaco's organizational plans in anticipation of future fund raising. The value of the transactions is shown at par value of $.001 per share. The shareholders are officers and directors of Nannaco, their family members or consultants of the Nannaco. The shareholders were provided and had unlimited access to all material information regarding Nannaco as a result of their relationship with the Nannaco or its officers and directors. On March 10, 2000, holders of 97% of these outstanding shares of common stock voted to reverse split the outstanding shares of common stock on the basis of one new share for every 1,000,000 shares held. Fractional shares were redeemed at the rate of .00185. After the reverse split Andrew DeVries III was the sole remaining shareholder with 12 shares. On March 31, 2000, Mr. DeVries as the sole shareholder voted to forward split his 12 shares on a million shares for one basis.


Nannaco relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Nannaco. Each shareholder was a sophisticated investor at the time.

Shares Exchanged for Promissory Notes

Promissory
Note                                                             Consideration
Date              Name                           # of  Shares   Prom. Note Prin.
-------------------------------------------------------------------------------
08/98             Mark Sarlo                        50,000           $5,000
10/98             Mark Triesch                      29,000          $14,500
04/99             James Letsos, III                 70,000          $35,000
05/99             Dave Lennox                       60,000          $30,000
06/99             Vinh Bao-Phong                     2,000           $2,000
06/99             Eugenio Aguilar                    5,000           $5,000
06/99             Linda Conley                       3,000           $3,000
06/99             Edward Canahuati                  10,000          $10,000
07/99             Cameron Cappleman                  1,000           $1,000
07/99             Kenneth Davidson                 416,000         $208,000
09/99             Joseph Shunta                     80,000          $40,000
10/99             Kenneth Triesch                   40,000          $20,000
11/99             The Joy Foundation               500,000         $250,000
12/99             W.M Jackson                       70,000          $35,000
12/99             Robert Welch                       5,000           $5,000
12/99             Robert Martin                      1,200           $1,200
12/99             Richard Beymer                       200             $200
01/00             John Starnes                      15,000           $5,000
01/00             Joseph Butler                     15,000           $5,000
01/00             Ralph Polito                      15,000           $5,000
01/00             Arthur W. Hughes                   2,000           $2,000
01/00             Dwayne Muzny                       1,000           $1,000
01/00             Michael Mason                      3,000            3,000
02/00             Jeff Sergent                       2,300           $2,300
02/00             Hector Moreno                      5,000           $5,000
02/00             Brad Stapp                         1,000           $1,000
02/00             Brett Vallery                      1,000           $1,000
02/00             Johnny Alexander                   2,000           $2,000
03/00             Long H Nguyen                      5,000           $5,000
03/00             Roger N. Schmidt                  50,000          $25,000
06/99             Lavon Dan Baker                    4,500           $4,500

                               Total:            1,464,200



Except for the five shareholders described in the next sentence, the above shareholders lent the principal amounts to Nannaco on the dates listed. Engenio Aguilar, Linda Conley, Edward Canahauti and Kenneth Davidson surrendered promissory notes in these principal amounts which were given in consideration of the shareholders' agreement to hold Nannaco harmless for any liability to the shareholder resulting from the shareholders' payments to a Harold Crum of Houston, Texas which the shareholder had believed to be for an investment in Nannaco. The debt was converted into common stock of the Company in April, 2000. The shareholders were provided and had unlimited access to all material information regarding Nannaco.

Nannaco relied on Section 4(2) of the Securities Act of 1933, as amended for the issuance of the original promissory notes and the conversion into equity securities. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Nannaco. Each shareholder was a sophisticated investor at the time.

Shares Issued in Regulation D Offering

Date              Name                           # of  Shares      Consideration
--------------------------------------------------------------------------------
06/00             The Joy Foundation                  943,400           $943,400
06/00             Carlivegen Enterprises              500,000           $500,000
                                                      -------           --------
                                 Total              1,443,400         $1,443,400
Shares issued in Regulation D Offering

The Shares were sold at $1.00 per Share in June, 2000 pursuant to the Rule 506 safe harbor. These sales were entirely private transactions pursuant to which all material information as specified in Rule 502(b)(2) was made available to the purchasers who were all accredited investors. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by Nannaco.


Shares Issued for Services

Date of
Grant       Name                  # of  Shares           Consideration
-------------------------------------------------------------------------------
05/00       Stephen P. Payne      50,000                 Services


Shares Issued for Services

The shares issued for services are for compensation to a Nannaco consultant, pursuant to the exemption contained in Section 4(2) of the Securities Act. The shareholder was provided and had unlimited access to all material information regarding Nannaco as a result of his employment. With respect to the sale, Nannaco relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by Nannaco.

Nannaco has recorded $50,000 of expense for the issuance of these shares.


Convertible Promissory Notes

Date              Name                               Note Principal
-------------------------------------------------------------------
12/07/00          West Face Investments, Inc.        $140,000
12/11/00          Professional Trust Management      $105,500
12/11/00          Uncle John's Other Band            $100,000


Nannaco relied on Section 4(2) of the Securities Act of 1933, as amended for the issuance of the convertible promissory notes. The promissory notes mature on September 25, 2001, accrue interest at the rate of ten percent per annum and may be converted at the option of the holder at any time for the average closing bid price for Nannaco common stock for the five days prior to the date of conversion. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by Nannaco. Each shareholder was a sophisticated investor at the time.


ITEM 27.  EXHIBITS.

The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

3.1   -- Articles of Incorporation*
3.2   -- Bylaws*
4.1   -- Form of Common Stock Certificate*
5.1   -- Opinion of Dennis Brovarone, Attorney at Law
23.1  -- Consent of Dennis Brovarone, Attorney at Law (see opinion)
23.2  -- Consent of James J. Taylor, Certified Public Accountant
99.1  -- Imbiber Agreement

*Previously filed

ITEM 28.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Antonio, Texas, on February 15, 2001

NANNACO, INC.

BY: /s/  Andrew DeVries III
    -----------------------
Andrew DeVries III, President

   /s/   Linda Morton
   ------------------
Linda Morton, Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                      TITLE                           DATE

/s/ Andrew DeVries III         President, Chief Executive      February 15, 2001
    ------------------         Officer and Director
    Andrew DeVries III

/s/ Linda Morton
    ------------
    Linda Morton               Secretary, Treasurer, Director  February 15, 2001

/s/ Mark A. Triesch
    ---------------
    Mark A. Triesch            Director                        February 15, 2001

/s/ Barry Hagendorf
    ---------------
    Barry Hagendorf            Director                        February 15, 2001

/s/ W.M. Jackson
    ------------
    W.M. Jackson               Director                        February 15, 2001